Exhibit 10.22

[ * ] – CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Confidential

Execution Version

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is entered into as of November 18, 2024 (the “Effective Date”) by and between Cytokinetics, Incorporated, a Delaware corporation with a place of business at 350 Oyster Point Boulevard, South San Francisco, CA 94080, USA (“Cytokinetics”) and Bayer Consumer Care AG, having its principal place of Peter Merian-Strasse 84, 4052 Basel, Switzerland (“Bayer”). Cytokinetics and Bayer are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, Cytokinetics, a biopharmaceutical company directed to the research and development of small molecule compounds that modulate muscle function, is developing certain cardiac myosin inhibitors and owns or controls certain patents and know-how related thereto.

WHEREAS, Bayer is a pharmaceutical and biotechnology company with expertise in the research, development, manufacture and commercialization of pharmaceutical products.

WHEREAS, the Parties hereby desire to establish a collaboration for the further development and commercialization of the Licensed Product in the Licensed Territory.

WHEREAS, under such collaboration, Bayer shall have the exclusive development (subject to exceptions as set forth below) and commercialization rights in the Field in the Licensed Territory.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1, whether used in the singular or plural form.

1.1
“ACACIA-HCM Startup Costs” means those costs incurred by or on behalf of Cytokinetics for startup activities conducted prior to the Effective Date in order to facilitate start of ACACIA-HCM Clinical Trial in the Licensed Territory, as exhaustively specified in Exhibit 1.1.

1.2
“Accounting Standards” means, with respect to Bayer, International Financing Reporting Standards (IFRS) or, with respect to Cytokinetics, United States Generally Accepted Accounting Principles (GAAP), in each case, as consistently applied throughout the organization of a particular Person and its Affiliates and being part of the regular review of a certified public auditing company.
1.3
“Active Pharmaceutical Ingredient” or “API” means those clinically active materials that provide pharmacological activity in a pharmaceutical or biologic product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants, or controlled release technologies).
1.4
“Affiliate” means, with respect to a Person (including a Party), any other Person controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means (i) direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such Person, or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
1.5
“Agreed Transfer Price” means (A) for Compound sold under the API Supply Agreement [*] of the Transfer Price for Compound, or (B) for Licensed Product sold under the Licensed Product Supply Agreement, [*] of the Transfer Price for Licensed Product; or (C) for products sold under the Clinical Supply Terms, [*] of the Transfer Price for such products.
1.6
“Agreement” has the meaning set forth in the preamble to this Agreement.
1.7
“Alliance Manager” has the meaning set forth in Section 2.12.
1.8
“Ancillary Agreement” means the Pharmacovigilance Agreement or the API Supply Agreement or Licensed Product Supply Agreement or the Quality Assurance Agreement related to such supply agreements or Clinical Quality Assurance Agreement related to the audits, regulatory authority inspections, and critical quality issues/serious breaches in relation to Clinical Trials.
1.9
“Annual” or “Annually” means a period of twelve (12) consecutive months ending on December 31 or any partial period thereof immediately following the Effective Date or immediately prior to the termination or expiration of this Agreement.
1.10
“API Supply Agreement” has the meaning set forth in Section 7.1(a).

1.11
“Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations (including cGCP, cGLP and cGMP), guidelines or other requirements of Governmental Authorities, including Regulatory Authorities, which may be in effect from time to time, including anti-corruption laws, or any judgments or ordinances of any court or any subpoena of a competent court, in each case, having effect from time to time in applicable territory.
1.12
“Arising Product IP” means (a) any and all Inventions and other Know-How that (i) are invented or otherwise generated (whether solely or jointly) by or on behalf of a Party or its Affiliates or Sublicensees in exercising rights or carrying out obligations under this Agreement, whether directly or via its agents or contractors and (ii) relate to the Compound or Licensed Product, including their formulation, method of use or manufacture, and (b) any and all rights, title and interest in and to the intellectual property rights therein, including, for clarity, Patents Covering such Inventions or other Know-How described in the foregoing subclause (a).
1.13
“Auditor” has the meaning set forth in Section 9.11(c).
1.14
“Bankrupt Party” has the meaning set forth in Section 14.7.
1.15
“Bankruptcy Code” has the meaning set forth in Section 14.4.
1.16
“Bayer” has the meaning set forth in the preamble to this Agreement.
1.17
“Bayer Indemnitees” has the meaning set forth in Section 12.1.
1.18
“Bayer Party” means Bayer, its Sublicensee(s) and any of Bayer’s or its Sublicensee’s(s’) Affiliates.
1.19
“Bayer Prosecuted Patents” has the meaning set forth in Section 10.2(b)(i).
1.20
“Bayer Technology” means (a) any and all Arising Product IP that are invented or otherwise generated solely by or on behalf of Bayer or its Affiliates or Sublicensees, whether directly or via its or their respective independent contractors, directors, officers, employees or agents, in the course of conducting Bayer’s activities or exercising Bayer’s rights under this Agreement and (b) Bayer’s interest in and to any and all Arising Product IP that are invented or otherwise generated jointly by or on behalf of the Parties, whether directly or via its or their respective independent contractors, directors, officers, employees or agents, in the course of conducting the Parties’ activities or exercising the Parties’ rights under this Agreement.
1.21
“Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in Basel, Switzerland, or (c) a bank or other public holiday in Tokyo, Japan or (d) a bank or other public holiday in San Francisco, California.

1.22
“Calendar Quarter” means each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.
1.23
“Calendar Year” means the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.
1.24
“Change of Control” means, with respect to a Person (including a Party), (a) the sale or disposition of all or substantially all of the assets of such Person or its direct or indirect controlling Affiliate to another Person, other than to an entity of which more than fifty percent (50%) of the voting capital stock are owned after such sale or disposition by shareholders of such Person or its direct or indirect controlling Affiliate (in either case, whether directly or indirectly through any parent entity) or (b) (i) the acquisition by another Person, alone or together with any of its Affiliates, other than an employee benefit plan (or related trust) sponsored or maintained by such Person or any of its Affiliates, of more than fifty percent (50%) of the outstanding shares of voting capital stock of such Person or its direct or indirect controlling Affiliate, or (ii) the acquisition, merger or consolidation of such Person or its direct or indirect controlling Affiliate with or into another Person, other than, in the case of subclause (i) or (ii), an acquisition or a merger or consolidation of such Person or its controlling Affiliate in which the holders of shares of voting capital stock of such Person or its controlling Affiliate, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring Person or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation; and in each case ((a) or (b)), whether through a single transaction or a series of related transactions.
1.25
“Claim” has the meaning set forth in Section 12.3.
1.26
“Clinical Trial” means any human clinical trial of a Licensed Product.
1.27
[*]
1.28
“Combination Licensed Product” means a product for use in the Field sold in a single stock keeping unit (SKU) for a single selling price, wherein such product utilizes, contains, incorporates or is made through use of one or more Compound or Licensed Product(s) in combination with [*]. A Combination Licensed Product is deemed included within Licensed Product when that defined term is used herein.

1.29
“Commercialization” means the (a) marketing, promotion, detailing, sale and booking of sales, distribution, offer for sale, sampling, export for use, sale or distribution and import for use, sale or distribution of a product (including a Licensed Product ), or (b) performance of any activities affecting or contemplated by the Commercialization Plan. Commercialization shall include, with respect to a Licensed Product, the activities relating to (i) marketing and promotion (ii) market research matters including revenue forecasting, market landscape/situational analyses, competitive intelligence, material testing, dashboard reporting, health economics/value proposition, branding and communications plans, and pricing strategy, (iii) field force matters, including field force training, field operations, performance metrics/reporting, field force efforts, key customer development, and professional education (to the extent not performed by field representatives), including launch meetings, (iv) health services matters, (v) market access and patient support services, and (vi) medical liaison activities. “Commercialize” has a correlative meaning to Commercialization.
1.30
“Commercialization Plan” has the meaning set forth in Section 6.3(a).
1.31
[*] has the meaning set forth in Section 6.4.
1.32
“Commercially Reasonable Efforts” means, with respect to the performance of an obligation under this Agreement, [*].
1.33
“Committee” means the JSC, JDC, JCC or any subcommittee established by the JSC, as applicable.
1.34
“Competing Program” has the meaning set forth in Section 8.9(b).
1.35
“Compound” means Cytokinetics’ proprietary cardiac myosin inhibitor known as aficamten, or CK-3773274, which is the subject of U.S. IND 133814, including any salt, free acid/base, solvate, hydrate, stereoisomer, enantiomer, polymorphic forms, crystalline forms, co-crystalline forms, amorphous forms, racemates, chelates, tautomers, and metabolites thereof.
1.36
“Compound CMO” has the meaning set forth in Section 7.1(a).
1.37
“Confidential Information” means any and all confidential or proprietary information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by or on behalf of one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”) in accordance with this Agreement. This Agreement supersedes the Prior CDA and all information exchanged between the Parties under the Prior CDA (i.e., Proprietary Information, as defined in the Prior CDA) shall be deemed to be Confidential Information of the Party that disclosed such information as if such information had been disclosed under this Agreement. Confidential Information shall not include any information, data or know-how to the extent the Receiving Party can demonstrate through competent evidence that such information:

(a)
was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates;
(b)
was already known to the Receiving Party or its Affiliates, in each case, without any confidentiality restrictions, prior to its receipt from the Disclosing Party;
(c)
is obtained by the Receiving Party at any time lawfully from a Third Party under circumstances permitting its use or disclosure (i.e., such Third Party was not under any obligations of confidentiality or non-use towards the Disclosing Party with respect to such information and the Receiving Party is not subject to any obligations of confidentiality or non-use with respect to such information); or
(d)
is developed independently by or on behalf of the Receiving Party or its Affiliates without use of, reference to or reliance upon any Confidential Information of the Disclosing Party.

The terms of this Agreement that are not in the public domain shall be considered Confidential Information of the Parties.

1.38
“Consistent” or “Consistency” means, with respect to any Global Development Concepts, Global Medical Affairs Concepts or Global Commercialization Concepts disclosed by Cytokinetics in due time through the appropriate Committees, that Bayer’s Development Activities, Medical Affairs Activities and Commercialization in the Licensed Territory will not deviate from such global concepts in a manner that [*] impact on Exploitation of the Compound and Licensed Product outside the Licensed Territory.
1.39
“Control” means (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patents, Know-How or other intellectual property rights, the possession by a Party of the ability to grant a license or sublicense or provide access or other right under such Patents, Know-How or other intellectual property right, and (b) with respect to proprietary materials, including Regulatory Materials, Regulatory Approvals or the Compound, the possession by a Party of the ability to supply such material to the other Party as provided herein, in each case of (a) and (b), (i) without violating the terms of any agreement or arrangement between such Party and any Third Party and (ii) solely with respect to Patents, Know-How or other intellectual property rights acquired or licensed from a Third Party after the Effective Date, [*]. In the event of a Change of Control of a Party, any Patents, Know-How or other intellectual property rights that are owned or controlled by such Party’s New Affiliates as a result of such Change of Control will [*]. For clarity, if Bayer elects to take a sublicense [*], such Patents, Know-How or other intellectual property rights shall be deemed Controlled by Cytokinetics, subject to provisions of Section 8.7.

1.40
“Cover” means (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the Exploitation of a given compound, formulation, process or product would infringe a Valid Claim in the absence of a license under or ownership of the Patent rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.
1.41
“Cytokinetics” has the meaning set forth in the preamble to this Agreement.
1.42
“Cytokinetics Indemnitees” has the meaning set forth in Section 12.2.
1.43
“Cytokinetics Know-How” means any and all Know-How, whether patentable or not, that is Controlled by Cytokinetics or Cytokinetics’ Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Exploitation of the Compound (but not any other compound) or Licensed Products (but not any Active Pharmaceutical Ingredient comprised within a Licensed Product other than the Compound) in the Field in the Licensed Territory. For clarity, Cytokinetics Know-How includes Cytokinetics’ and its Affiliates’, and, to the extent licensed to Cytokinetics, its agents’ and contractors’, ownership interest in any Know-How within the Arising Product IP, as specified in Section 10.1.
1.44
“Cytokinetics Patents” means all Patents (whether published or not) that are Controlled by Cytokinetics or Cytokinetics Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Exploitation of the Compound (but not any other compound) or Licensed Products (but not any Active Pharmaceutical Ingredient comprised within a Licensed Products other than the Compound) in the Field in the Licensed Territory. Schedule 11.2(i) includes the published Cytokinetics Patents that are Controlled (via ownership or exclusive license) by Cytokinetics in the Licensed Territory and that exist as of the Effective Date. For clarity, Cytokinetics Patents includes Cytokinetics’ and its Affiliates’, and, to the extent licensed to Cytokinetics, its agents’ and contractors’, ownership interest in any Patent within the Arising Product IP, as specified in Section 10.1.
1.45
“Cytokinetics Prosecuted Patents” has the meaning set forth in Section 10.2(a)(i).
1.46
“Cytokinetics Technology” means collectively, the Cytokinetics Patents, and Cytokinetics Know-How, including Cytokinetics’ interest in Arising Product IP jointly owned by the Parties.
1.47
“Daily Price” means the daily national health insurance list price for Licensed Product as published by MHLW in MHLW's original reimbursement listing document.

1.48
“Development” means to engage in research and development activities, including preclinical studies or Clinical Trials or activities that relate to obtaining, maintaining or expanding Regulatory Approval of the Compound or Licensed Product, to CMC development (such as developing the process for the Manufacture of clinical and commercial quantities of the Compound or Licensed Product). This includes (a) the conduct of Nonclinical Studies and Clinical Trials (including any Phase 4/post-launch Clinical Trials such as post-marketing safety studies), (b) the preparation, submission, review and development of data or information in support of a submission to a Regulatory Authority to obtain, maintain or expand Regulatory Approval of the Compound or Licensed Product, as applicable, including the services of outside advisors in connection therewith, including outside counsel and regulatory consultants and (c) Medical Affairs Activities, but excludes (i) Commercialization and (ii) the Manufacture and accumulation of commercial inventory of compounds and products (including the Compound and Licensed Products). “Develop” has a correlative meaning.
1.49
“Development Activities” has the meaning set forth in Section 3.2(b).
1.50
“Development Plan” has the meaning set forth in Section 3.2(b).
1.51
“Disproportionately Adverse Effect” means [*].
1.52
“Dollars” means the United States dollar, and “$” shall be interpreted accordingly.
1.53
“Effective Date” has the meaning set forth in the preamble to this Agreement.
1.54
“EMA” means the European Medicines Agency or its successor.
1.55
“EU” means all of the European Union member states as of the applicable time during the Term.
1.56
“Euros” means the lawful currency of participating member states of the EU, and “€” shall be interpreted accordingly.
1.57
“Executive Officer” means (a) in the case of Cytokinetics, [*] (or his designee) and (b) in the case of Bayer, [*] (or his/her designee), in each case of (a) and (b), or any other senior management representative elected by the relevant Party with prior written notice to the other Party.
1.58
“Exploit” means to Develop, have Developed, register, use, conduct Medical Affairs Activities, Manufacture, have Manufactured, Commercialize and have Commercialized. “Exploitation” and “Exploiting” have a correlative meaning.
1.59
“FDA” means the United States Food and Drug Administration or its successor.

1.60
“FDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended.
1.61
“Field” means the treatment and prevention and diagnosis of any and all diseases or conditions in humans.
1.62
“First Commercial Sale” means, with respect to a Licensed Product and the Licensed Territory, the first invoiced sale by a Bayer Party to a Third Party (other than a Bayer Sublicensee) of such Licensed Product in the Licensed Territory after all required Regulatory Approvals have been obtained in the Licensed Territory. For clarity, supply of Licensed Product as samples or to patients for compassionate use, named patient use, Clinical Trials or other similar purposes prior to Regulatory Approval shall not be considered a First Commercial Sale.
1.63
“FTE” means the equivalent of a full-time individual’s work for a twelve (12)-month period (consisting of a total of [*] hours per year of dedicated effort). Any person who devotes less than [*] hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by [*]. No person shall be treated as being more than one (1) FTE regardless of the number of hours worked.
1.64
“FTE Rate” means, for each of Bayer and Cytokinetics, an initial rate of [*] per FTE per year, which rate shall apply through December 31, 2024. At the end of November 2024, and annually thereafter, the FTE Rate may be changed as of January 1, 2025, and annually thereafter, with each annual adjustment effective as of January 1 of each next Calendar Year, by written notice from a Party to the other Party, with the adjusted FTE Rate to increase by [*] of the FTE Rate of the immediately preceding Calendar Year.
1.65
“Generic Product” means, with respect to a Licensed Product in the Licensed Territory, any pharmaceutical product that (a) contains the [*] Compound as the Active Pharmaceutical Ingredient(s) contained in such Licensed Product [*].
1.66
“Global Brand Elements” has the meaning set forth in Section 8.4(d).
1.67
“Global Commercialization Concepts” has the meaning set forth in Section 6.5(a).
1.68
“Global Development Concepts” has the meaning set forth in Section 3.3(a).
1.69
“Global Medical Affairs Concepts” has the meaning set forth in Section 5.3(a).
1.70
“Global Study” has the meaning set forth in Section 3.3(b).
1.71
“Global Study Data Package” has the meaning set forth in Section 3.3(b).

1.72
“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.73
“HCM” means hypertrophic cardiomyopathy and, for clarity, includes both oHCM and/or nHCM, as the context shall require.
1.74
“ICMJE” has the meaning set forth in Section 3.7.
1.75
“In-License Agreement” has the meaning set forth in Section 8.7(c).
1.76
“IND” means (a) an Investigational New Drug Application as defined in the FDCA and applicable regulations promulgated thereunder by the FDA, or (b) in the European Union, a Clinical Trial Application (CTA), or (c) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
1.77
“Indemnified Party” has the meaning set forth in Section 12.3.
1.78
“Indemnifying Party” has the meaning set forth in Section 12.3.
1.79
“Infringement” has the meaning set forth in Section 10.3(a).
1.80
“Initial Technology Transfer” has the meaning set forth in Section 3.10(a).
1.81
“Invention” means any invention, discovery, process, or method, whether or not patentable, that is developed, created, or conceived by or on behalf of either Party or their respective Affiliates.
1.82
“JCC Medical Affairs Activities” has the meaning set forth in Section 1.100.
1.83
“JDC Medical Affairs Activities” has the meaning set forth in Section 1.100.
1.84
“Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 2.5.
1.85
“Joint Development Committee” or “JDC” has the meaning set forth in Section 2.4.
1.86
“Joint Manufacturing Committee” or “JMC” has the meaning set forth in Section 2.6.
1.87
“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.3.

1.88
“Know-How” means any proprietary and confidential data, results, and information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, Inventions, discoveries, developments, specifications, formulations, formulae, articles of manufacture, materials (including biological or chemical) or compositions of matter of any type or kind, software, algorithms, marketing reports, pricing and distribution costs, forecasts, strategies, plans, clinical and Nonclinical Study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures, dosage regimens; in each case, whether or not patentable or copyrightable.
1.89
“Knowledge” means, with respect to Cytokinetics, the knowledge, after reasonable inquiry with respect to the applicable facts and information (including inquiry of outside legal counsel) of any senior officer or internal legal counsel of Cytokinetics or any of its Affiliates.
1.90
“Licensed Product” means any product containing the Compound as an Active Pharmaceutical Ingredient, in any dosage form, formulation or mode of administration, either alone or in combination with other Active Pharmaceutical Ingredients. For clarity, Licensed Product includes Combination Licensed Product.
1.91
“Licensed Product Supply Agreement” has the meaning set forth in Section 7.1(b).
1.92
“Licensed Product Trademark” means any Trademark owned by Cytokinetics and used or intended to be used for the Exploitation of Licensed Products in the Licensed Territory. Licensed Product Trademark shall include the English and Japanese Katakana characters brand names, and the logo developed by Cytokinetics for Japan. Schedule 11.2(i) includes all applications and registrations for the Licensed Product Trademarks in the Licensed Territory that are owned by Cytokinetics as of the Effective Date. Future applications and registrations for the Licensed Product Trademark in the Licensed Territory shall be filed, prosecuted and maintained in accordance with Section 10.7 below.
1.93
“Licensed Territory” means Japan.
1.94
“MAA” means an application for Regulatory Approval to place a medical product on the market, including, in the United States, a New Drug Application (as defined in the FDCA and the regulations promulgated thereunder (21 CFR 314)).
1.95
“Mandatory Public Communication” means a Public Communication which is required by Applicable Laws, including Securities Exchange Rules or a Regulatory Authority’s valid request under Applicable Laws.

1.96
“Manufacture” means, with respect to the Compound or Licensed Product, those operations required to manufacture, test, release, handle, package, store or destroy the Compound or Licensed Product, including validation, qualification and audit of clinical and commercial manufacturing facilities, bulk production and fill/finish work, related quality assurance technical support activities, and support for the preparation of the chemistry, manufacturing and controls sections of any Regulatory Materials or Regulatory Approval, and including, in the case of a clinical or commercial supply of such Licensed Product, the synthesis, manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such Licensed Product. “Manufacturing” has a correlative meaning.
1.97
“Manufacturing Technology Transfer” has the meaning set forth in Section 7.6(a).
1.98
“Manufacturing Technology Transfer Plan” has the meaning set forth in Section 7.6(a).
1.99
“Material Plan Changes” means, with respect to the Development Plan or the Medical Affairs Plan (as applicable), any updates, amendments or other changes to the Development Plan that are not Non-Material Plan Changes.
1.100
“Medical Affairs Activities” means:
(a)
the activities designed to generate clinical evidence with respect to the Licensed Product, including: (i) provide input in the design of company sponsored research and Clinical Trials and investigator-initiated Clinical Trials, (ii) Scientific Publications relating to the Licensed Product; and (iii) the support of investigator-initiated trials of the Licensed Product (the activities described in this Section 1.100(a), the “JDC Medical Affairs Activities”); and
(b)
the activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, the Licensed Product, including (i) activities of medical science liaisons who, among their other functions may (A) conduct service based medical activities, including providing input and assistance with advisory meetings or (B) deliver non-promotional communications and conduct non-promotional activities, including presenting new Clinical Trial and other scientific information, (ii) grants to support continuing medical education, symposia, and Third Party research related to the Licensed Product, (iii) medical information services provided in response to inquiries received through sales representative, letter, phone call, email and other communication and (iv) conducting advisory board meetings or other consultant programs (the activities described in this Section 1.100(b), the “JCC Medical Affairs Activities”).
1.101
“Medical Affairs Plan” has the meaning set forth in Section 5.2.

1.102
“MHLW” means Ministry of Health, Labour and Welfare of Japan or its successor.
1.103
“NDA” means a New Drug Application, as defined by the FDA, or equivalent application for approval (but not including Pricing and Reimbursement Approvals) to market a pharmaceutical product in a country or jurisdiction outside the United States.
1.104
“Net Receipts” means all money paid to a Bayer Party by a Third Party granted a compulsory license in accordance with Section 9.4(c)(iv) [Compulsory Licenses] including licensing fees, upfront and milestone payments, and royalties, less any tax related to such amounts.
1.105
“Net Sales” means [*]:
(a)
[*];
(b)
[*]
(c)
[*]
(d)
[*]
(e)
[*]
(f)
[*]

[*]

[*]

[*]

[*]

1.106
“New Affiliate” means a Third Party that becomes an Affiliate of either Party through merger, acquisition, consolidation or other similar transaction, including a Change of Control of such Party.
1.107
“New Indication” has the meaning set forth in Section 3.1.
1.108
“nHCM” means non-obstructive hypertrophic cardiomyopathy.
1.109
“Nonclinical Studies” means all non-human studies, including preclinical studies and toxicology studies (including animal studies), of the Compound or Licensed Products.

1.110
“Non-Material Plan Changes” means, with respect to the Development Plan or Medical Affairs Plan (as applicable), any updates, amendments or other changes to the Development Plan that [*].
1.111
“oHCM” means obstructive hypertrophic cardiomyopathy.
1.112
“Opt-In” has the meaning set forth in Section 3.3(b).
1.113
“Other Recipients” has the meaning set forth in Section 13.3(c).
1.114
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
1.115
“Patent” means (a) a national, regional or international U.S. or foreign patent, patent application, utility model, design patent or design right or related application, including a priority application, (b) any additions, priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing and (c) all patents issuing on any of the foregoing patent applications, together with all Invention certificates, substitutions, reissues, reexaminations, registrations, supplementary protection certificates, confirmations, renewals and extensions of any of the foregoing subclauses (a), (b) or (c), and U.S. or foreign counterparts of any of the foregoing.
1.116
“Patent Challenge” has the meaning set forth in Section 14.2(b).
1.117
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.118
“Pharmacovigilance Agreement” has the meaning set forth in Section 4.7.
1.119
“PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency or its successor.
1.120
“Pricing and Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product shall be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the Licensed Territory.
1.121
“Prior CDA” means the Non-Disclosure Agreement between Cytokinetics, Incorporated and Bayer AG, dated February 26, 2024.
1.122
“Promotional Materials” has the meaning set forth in Section 8.4(c).

1.123
“Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to a Patent, the preparation, filing, prosecution and maintenance (including payment of any patent annuity fees) of such Patent, as well as re-examinations, reissues, appeals, post grant reviews, inter partes reviews and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom, but, for clarity, shall not include any other enforcement actions taken with respect to a Patent pursuant to Section 10.3.
1.124
“Public Communication(s)” means any communication by a Party, whether made in writing, orally or in any other form, which cumulatively (a) is directed to the general public, media, analysts, investors, attendees of industry conferences or financial analyst calls or similar audiences (including press releases, on internet sites or in investor relations material and any written or oral response to media inquiries or to questions in shareholder meetings or financial analyst calls), (b) is a communication on the transaction contemplated under this Agreement (including signing of this Agreement, reach of milestones, outcome of clinical trials, grant of a Regulatory Approval or launch of a Licensed Product, sales figures and development of the relevant markets, but excluding, for the sake of clarity, promotional claims and/or materials regarding any Compound or Licensed Product), and (c) does not qualify as Scientific Publication.
1.125
“Regulatory Approval” means any approval, license, registration or authorization necessary for the marketing and sale of a Licensed Product in the Field in the Licensed Territory, which may include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any Pricing and Reimbursement Approvals.
1.126
“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting approvals for an IND, for the Manufacturing or marketing of a Licensed Product, Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Pricing and Reimbursement Approval of a Licensed Product in such country or regulatory jurisdiction, including (a) the FDA, (b) the EMA, (c) the European Commission, (d) the MHLW and (e) PMDA, in each case, or its successor.
1.127
“Regulatory Exclusivity” means, with respect to a particular country or regulatory jurisdiction, any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patent rights. In the case of Japan, the period of Regulatory Exclusivity corresponds to the re-examination period (saishinsa-kikan) designated by applicable Regulatory Authority.

1.128
“Regulatory Materials” means any filing, application or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including applications for Regulatory Approvals, INDs and NDAs or their equivalents in any jurisdiction, and all material written correspondence or written communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to the Compound or the Licensed Product.
1.129
“Remedial Action” has the meaning set forth in Section 4.6.
1.130
“Representative” has the meaning set forth in Section 13.1.
1.131
“Reversion License” has the meaning set forth in Section 14.5(c).
1.132
“Royalty Pharma” means Royalty Pharma Investments 2019 ICAV, an Irish asset management vehicle.
1.133
“Royalty Pharma Agreement” means the Revenue Participation Right Purchase Agreement by and between Cytokinetics and Royalty Pharma dated as of January 7, 2022, as amended.
1.134
[*] has the meaning set forth in Section 14.5(c).
1.135
[*] has the meaning set forth in Section 14.5(c).
1.136
“Royalty Term” has the meaning set forth in Section 9.4(b).
1.137
“Scientific Publication” means any communication by a Party (including documents, posters, manuscripts and abstracts), whether made in writing, orally or in any other form, (a) which is directed to the general public, the scientific community, physicians, attendees of industry conferences or similar audiences, (b) which is of a purely scientific or medical nature and does not qualify as promotional material under Applicable Law, and (c) which includes any data or results of any Clinical Trial or any other information regarding the Compound and / or Licensed Product.
1.138
“Securitization Transaction” has the meaning set forth in Section 16.6(c).
1.139
“Subcommittee” means the JDC, JCC or any other Subcommittee established by the JSC, as applicable.
1.140
“Sublicensee” means any Third Party granted a sublicense by a Party under the rights licensed to such Party pursuant to Article 8 hereof.
1.141
“Supply Failure” means any Cytokinetics failure to supply Bayer with [*].

1.142
“Technology Transfer Plan” has the meaning set forth in Section 3.10(a).
1.143
“Term” has the meaning set forth in Section 14.1.
1.144
“Third Party” means a Person other than Cytokinetics, Bayer and Affiliates of either of them.
1.145
“Third Party IP” has the meaning set forth in Section 8.7(a).
1.146
“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.
1.147
“Trademark Guidelines” has the meaning set forth in Section 8.4(c).
1.148
“Transfer Price” means: (i) with respect to Compound to be sold by Cytokinetics to Bayer pursuant to the API Supply Agreement, the sum of (x) an amount equal to the actual invoiced price paid by Cytokinetics for Compound, (y) if applicable, an amount equal to the actual invoiced price paid by Cytokinetics for any starting materials to the extent contained in the Compound and not already included in the invoiced price under (x) above in case of tolling relationship between Cytokinetics and the respective manufacturer, and (z) if applicable, the documented costs for transportation, storage, and insurance in connection with the Compound and any starting materials to the extent contained in the Compound, and (ii) with respect to Licensed Product to be sold by Cytokinetics to Bayer pursuant to the Licensed Product Supply Agreement, the sum of (x) an amount equal to the actual invoiced price paid by Cytokinetics for the Licensed Product (excluding any costs related to the Compound, which are covered under (ii)(y)), (y) if applicable, an amount equal to the cost of Compound actually converted into the License Product (calculated in accordance with the foregoing (i)) in case of tolling relationship between Cytokinetics and the respective manufacturer, and (z) if applicable, the documented costs for transportation, storage, and insurance in connection with the Licensed Product and any packaging or labeling thereof; and (iii) with respect to products sold by Cytokinetics to Bayer pursuant to the Clinical Supply Terms, the sum of (x) an amount equal to the actual invoiced price paid by Cytokinetics for such products, (y) if applicable, an amount equal to the cost of Compound actually converted into the products (calculated in accordance with the foregoing (i)) in case of tolling relationship between Cytokinetics and the respective manufacturer and, if applicable, an amount equal to the actual invoiced price paid by Cytokinetics for any starting materials to the extent contained in such products and not already included in the invoiced price under (x) above in case of tolling relationship between Cytokinetics and the respective manufacturer, and (z) if applicable, the documented costs for transportation, storage, and insurance in connection with such products.

1.149
“United States” or “U.S.” means the United States of America (including all possessions and territories thereof).
1.150
“US First Commercial Sale” means, with respect to a Licensed Product and the United States of America, the first invoiced sale by Cytokinetics to a Third Party (other than a Cytokinetics licensee or Sublicensee) of such Licensed Product in the United States of America after all required Regulatory Approvals have been obtained in the United States of America. For clarity, supply of Licensed Product as samples or to patients for compassionate use, named patient use, Clinical Trials or other similar purposes prior to Regulatory Approval shall not be considered a US First Commercial Sale.
1.151
“Valid Claim” means, with respect to a particular country, a claim in any unexpired and issued Patent (as may be extended through supplementary protection certificate or any Patent term extensions or the like thereof) that has not irretrievably lapsed or been abandoned, disclaimed, permanently revoked, dedicated to the public or held invalid, unenforceable or not patentable by a final non-appealable decision of a court of competent jurisdiction or government agency.
1.152
“Voluntary Public Communication” means a Public Communication which is not required by Laws, Securities Exchange Rules or a Regulatory Authority’s valid request.

ARTICLE 2

GOVERNANCE

2.1
Scope of Collaboration. The Parties will cooperate in good faith and Bayer will use Commercially Reasonable Efforts to Develop and Commercialize Licensed Products in the Field in the Licensed Territory, subject to the terms and conditions of this Agreement. The Parties shall establish various Committees as set forth in Article 2 of this Agreement to oversee and/or coordinate the Development, Manufacture and Commercialization of Licensed Products in the Field in the Licensed Territory, subject to the terms and conditions of, and in accordance with, this Agreement.
2.2
Alliance Managers. Each Party hereby appoints the person listed on Schedule 2.2 to act as its alliance manager under this Agreement as of the Effective Date (the “Alliance Manager”). The Alliance Managers shall facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties and raise cross-Party and/or cross-functional issues in a timely manner. The Alliance Manager shall be a permanent non-voting member of the Joint Steering Committee and each Subcommittee. Each Party may replace its Alliance Manager or designate a substitute temporarily by written notice to the other Party.

2.3
Joint Steering Committee. Each Party hereby appoints the individuals listed on Schedule 2.3 as such Party’s representatives to serve on a joint steering committee (the “Joint Steering Committee” or the “JSC”) to manage the overall collaboration of the Parties under this Agreement, including coordination of Commercialization, Manufacture and further Development of Compound or Licensed Products. The JSC shall in particular:
(a)
review and discuss the overall strategy for the [*] in the Field in the Licensed Territory;
(b)
review and discuss any Exploitation of the Licensed Product by Cytokinetics outside the Licensed Territory solely to the extent such activities could reasonably be anticipated to have [*] on Bayer’s Exploitation of Licensed Products in the Licensed Territory, including changes in the study protocol or formulation changes, but excluding matters related to [*] outside of the Licensed Territory.
(c)
review and discuss the overall strategy for the [*] in the Field in the Licensed Territory;
(d)
review, discuss and serve as a forum for the sharing of information, between the Parties, that is reasonably necessary or useful for the JSC to perform its responsibilities under this Section 2.3;
(e)
direct and oversee the operation of the JDC, JCC, JMC and any other Subcommittee established by JSC, including resolving any disputed matter of the JDC, JCC, JMC and other Subcommittees;
(f)
establish other Subcommittees as necessary or advisable to further the purpose of this Agreement;
(g)
attempt to resolve in the first instance all matters between the Parties that fall within the JSC’s authority and are in dispute, including matters presented to it by any Subcommittee established by the JSC, in accordance with Section 2.13 and Article 15; and
(h)
perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed in writing by the Parties.

2.4
Joint Development Committee. Each Party hereby appoints the individuals listed on Schedule 2.4 as its representatives to serve on a joint development committee (the “Joint Development Committee” or the “JDC”) as of the Effective Date to oversee the Development of the Compound and Licensed Product in the Field in the Licensed Territory under this Agreement. Without limiting Section 2.8, each Party shall appoint at least one JDC representative who has expertise in Medical Affairs Activities to discuss and to make decisions with respect to JDC Medical Affairs Activities. As of the Effective Date, the Parties have mutually agreed on the initial Development Plan, which is attached hereto as Schedule 3.2(b). The JDC shall in particular: (a) provide a forum for regular updates of the Parties about their Development strategy within and outside the Licensed Territory; (b) review, discuss and approve [*], (c) decide on Material Plan Changes to the Development Plan, including [*]; (d) review and discuss [*] as described in Section 3.3(a); (e) review and discuss activities related to ACACIA-HCM and CEDAR-HCM pursuant to Schedule 3.2(a); (f) review, discuss and approve [*], and decide on Material Plan Changes to the Medical Affairs Plan; (g) review, discuss and approve Bayer’s request to directly negotiate and obtain a license under Third Party IP that is limited to the field in the Licensed Territory, pursuant to Section 8.7(b); (h) review and discuss the progress and results of the Development Activities and JDC Medical Affairs Activities of the Compound and Licensed Product in the Field in the Licensed Territory; (i) provide a forum for and facilitate communications between the Parties with respect to the Development Activities and JDC Medical Affairs Activities of the Compound and Licensed Product; and (j) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Development Activities and JDC Medical Affairs Activities of the Compound and Licensed Product, as directed by the JSC.
2.5
Joint Commercialization Committee. At a time to be determined by the JSC (but no later than the submission of the first NDA for the Licensed Product in the Licensed Territory), each Party shall appoint a mutually agreed number of representatives to serve on a Joint Commercialization committee (the “Joint Commercialization Committee” or the “JCC”) to oversee the Commercialization of the Licensed Product in the Field in the Licensed Territory under this Agreement. Without limiting Section 2.7, each Party shall appoint at least one JCC representative who has expertise in Medical Affairs Activities to discuss and to make decisions with respect to JCC Medical Affairs Activities. The JCC shall in particular: (a) provide a forum for regular updates of the Parties about their Commercialization strategy within and outside the Licensed Territory; (b) review and discuss [*] and amendments thereto; (b) review and discuss the [*] and amendments thereto; (c) review and discuss amendments of the [*] as described in Section 6.5(a); (d) review and discuss the progress and results of the Commercialization of the Licensed Product in the Field in the Licensed Territory; (e) provide a forum for and facilitate communications between the Parties with respect to the Commercialization of the Licensed Product; and (f) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Commercialization of the Licensed Product, as directed by the JSC.

2.6
Joint Manufacturing Committee. Each Party hereby appoints the individuals listed on Schedule 2.6 as its representatives to serve on a joint manufacturing committee (the “Joint Manufacturing Committee” or the “JMC”) as of the Effective Date to oversee the Manufacturing of the Compound and Licensed Product for Development and Commercialization in the Field in the Licensed Territory under this Agreement. The JMC shall in particular: (a) provide a forum for regular updates of the Parties about their Manufacturing strategy within and outside the Licensed Territory; (b) discuss new contract manufacturer(s) for the Compound or Licensed Product as described in Section 7.2, (c) discuss Bayer’s anticipated supply needs, written rolling forecasts and potential opportunities for coordination of purchase orders to contract manufacturers for the Compound and Licensed Product, (d) discuss supply shortfalls and/or supply constraints of a contract manufacturer as described in Section 7.3 and 7.4, (e) review, discuss and approve the Manufacturing Technology Transfer Plan, as described in Section 7.6, (f) discuss Manufacturing improvements in connection with Manufacturing of the Licensed Products, as described in Section 7.7, and (g) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Manufacturing activities as contemplated in Article 7.
2.7
Limitation of Authority. Each Committee shall only have the powers expressly assigned to it in this Article 2 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; or (d) require either Party to take any action that the other Party reasonably believes would (i) require such other Party to violate any Applicable Law or the requirements of any Regulatory Authority, or (ii) require such other Party to infringe or misappropriate any intellectual property rights of any Third Party.
2.8
Committee Members. Each Party’s representatives on the Committees shall be an officer or employee of the applicable Party or its Affiliates having sufficient authority within such Party or related Affiliate to make decisions arising within the scope of the applicable Committee’s responsibilities. Each Party shall appoint one of such Party’s members of each Committee (other than the JSC) as a co-chairperson. Each Party’s co-chairperson of each Committee shall be a Vice President or higher level employee. Each Party may replace its representatives on any Committee upon written notice to the other Party, provided that the number of representatives must remain the same for each Party and any change of the number of representatives requires consensus within the relevant Committee. Each Party shall appoint one of its representatives on each Committee to act as a co-chairperson of such Committee.

2.9
Meetings. The JSC shall hold meetings at least once every Calendar Year starting in 2025. Each Committee other than the JSC shall hold meetings at such times as it elects to do so, but with respect to the JDC, JMC and JCC, for [*] of the Term and following establishment, respectively, in no event shall such meetings be held less frequently than [*]. Each Party may call additional ad hoc Committee meetings as the needs arise with reasonable advance notice to the other Party. Meetings of any Committee may be held in person, by audio or video teleconference or other means of communications. In case of any mutually agreed in-person Committee meetings, such meetings shall be held at locations selected alternatively by the Parties. The co-chairpersons of the applicable Committee shall jointly prepare the agenda for each Committee meeting. Each Party shall be responsible for all of its own expenses of participating in the Committee meetings. No action taken at any Committee meeting shall be effective unless at least one representative of each Party is participating in such Committee meeting. Costs incurred by each Party in connection with its participation at any meetings of any Committee shall be borne solely by such Party.
2.10
Preparation of Meetings. The Alliance Managers are responsible for the scheduling, planning and preparation of the JSC meetings. Particular responsibilities of the Alliance Managers include:
(a)
JSC-aligned scheduling of the regular and additional meetings of the JSC,
(b)
preparation of a JSC–aligned meeting agenda; and
(c)
providing the JSC members with advance notices for all scheduled meetings, meeting agendas and other relevant materials reasonably in advance of such meeting:
2.11
Meeting Minutes. Responsibility for preparing the definitive minutes of each meeting of the JSC shall alternate between the Alliance Managers of the Parties. The Alliance Managers shall prepare and circulate a draft of the minutes of each meeting, written in English, to all members of the JSC for comments within ten (10) Business Days after such meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all actions and decisions approved by the JSC at such meeting. The Parties shall promptly discuss any comments on such minutes and finalize the minutes promptly. Formal joint approval of the minutes should take place no later than the date of the next meeting of the JSC.
2.12
Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend any Committee meeting in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.
2.13
Decision-Making. All decisions of each Committee shall be made by unanimous vote, with each Party’s representatives having collectively one vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, JCC, JMC or any Subcommittee established by the JSC, the representatives of the Parties on such Committee cannot reach an unanimous decision as to such matter within [*] after a Party has requested resolution of such matter by such Committee, such matter shall be referred to the JSC for resolution. The JSC shall meet without undue delay and use good faith efforts to resolve such matter. If the JSC cannot resolve such matter within [*] after such matter has been referred to them, the issue shall be referred to the Executive Officers who shall meet within [*] (in person, by means of telephone conference, videoconference or other means of communications) and attempt in good faith to resolve such issue (subject only to approval of each Party’s applicable management board, if any such approval is required). Notwithstanding the foregoing, if the Executive Officers cannot resolve such matter within [*] of the date such matter is first referred to them, then:
(a)
Cytokinetics shall have the final decision making authority over [*].
(b)
Bayer shall have final decision making authority over [*]
(i)
[*]
(ii)
[*]
(c)
[*]

[*]

2.14
Discontinuation of Committees. The activities to be performed by each Committee shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. Each Committee shall continue to exist until the Parties mutually agreeing to disband such Committee. Once the Parties mutually agree to disband any Committee, such Committee shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the contact persons for the exchange of information under this Agreement and decisions of such Committee shall be decisions as between the Parties, subject to the same respective decision-making rights and limitations set forth in Section 2.13 and other terms and conditions of this Agreement.

ARTICLE 3

DEVELOPMENT

3.1
General. Subject to the terms and conditions of this Agreement, except as otherwise set forth in the Development Plan, (a) Bayer shall be responsible for all Development of the Licensed Product in the Field in the Licensed Territory, including the performance of Clinical Trials of the Licensed Product in the Field in the Licensed Territory necessary for Regulatory Approval at Bayer’s sole cost and expense, other than as contemplated in Section 3.2(a) below and (b) Cytokinetics shall be responsible for all Development of the Licensed Product outside the Licensed Territory at Cytokinetics’ sole cost and expense. For clarity, notwithstanding anything to the contrary provided herein, no [*] shall be conducted by or on behalf of Bayer unless mutually agreed by the JDC and reflected in the Development Plan or as otherwise contemplated in Section 3.2(a) below. As of the Effective Date, the Parties intend to focus the Development of the Licensed Product in the Licensed Territory for HCM and Bayer shall not Develop the Licensed Product in the Licensed Territory for any other indications without [*]. If either Party desires to expand the scope of its Development Activities to include the treatment or prevention of any disease other than HCM (each, “New Indication”), then such Party shall notify the other Party of such desire and the Parties may expand the scope of the then-current Development Activities by amending the then-current Development Plan to include Bayer’s Development of the Compound and Licensed Product in such New Indication, subject to [*].
3.2
Development Plan.
(a)
Bayer acknowledges that Cytokinetics intends to sponsor and conduct ACACIA-HCM and CEDAR-HCM in and outside of the Licensed Territory. Bayer shall cooperate and support Cytokinetics’ conduct of ACACIA-HCM and CEDAR-HCM in the Licensed Territory as contemplated in Schedule 3.2(a). Bayer will reimburse Cytokinetics, upon receipt of an invoice to be submitted at the end of each Calendar Quarter following documentation of all such costs, for the reasonably incurred external costs and Cytokinetics’ reasonably incurred internal costs (at the FTE Rate) for performance of those parts of ACACIA-HCM and CEDAR-HCM that [*], provided that Cytokinetics keeps Bayer’s regulatory personnel updated through the JDC regarding the initial anticipated study costs and any changes to such cost forecasts in the event that Cytokinetics reasonably anticipates that such costs will likely exceed Cytokinetics’ previously delivered cost estimate by more than [*], enabling the Parties to discuss in good faith cost mitigation measures that are not likely to prejudice completion of the trials as expeditiously as possible. As the global study sponsor, Cytokinetics reserves all rights in connection with the conduct of ACACIA-HCM and CEDAR-HCM, provided, however, that [*]. Bayer acknowledges and agrees that Cytokinetics makes no representations or warranties that the conduct of ACACIA-HCM or CEDAR-HCM in the Licensed Territory in accordance with Schedule 3.2(a), will enable or otherwise be sufficient on its own to obtain marketing approval of the Licensed Product in the Licensed Territory in HCM. Bayer acknowledges and agrees that, without exclusion of any indemnification claims pursuant to Section 12.1, its sole and exclusive remedy in connection with

Cytokinetics’ conduct of ACACIA-HCM or CEDAR-HCM in accordance with Schedule 3.2(a) are claims for [*] and further agrees that Cytokinetics’ maximum liability is [*].
(b)
All Development of the Compound and Licensed Product in the Licensed Territory, other than as contemplated in Section 3.2(a), shall be conducted in accordance with a written development plan that, at a minimum, sets forth (a) allocation of all pre-clinical, clinical, regulatory and other Development activities to be conducted by or on behalf of the Parties in the Field in the Licensed Territory (“Development Activities”), including the allocation of each Party’s roles and responsibilities for the planned PMDA consultation prior to initiation of Clinical Trials with respect to the Compound and Licensed Products in the Field in the Licensed Territory and (b) reasonably detailed summary and anticipated timeline of all Development Activities (the “Development Plan”). As of the Effective Date, the Parties have mutually agreed on the initial Development Plan, which is attached hereto as Schedule 3.2(b). The Development Plan shall be focused on [*]. From time to time during the Term, Bayer may propose Material Plan Changes in consultation with Cytokinetics and submit such proposed updated or amended plan to the JDC for review, discussion, and approval, including [*], in each case, prior to any patient enrollment for the applicable Clinical Trial. Once approved by the JDC, the updated or amended Development Plan with such Material Plan Changes shall become effective as of the date of such approval. Bayer shall share with Cytokinetics through the JDC any envisaged Non-Material Plan Changes, not less than [*] before implementing such changes, or if this is not possible for reasons of urgency in due course. Cytokinetics shall without undue delay provide comments on such planned changes, and Bayer will (i) upon reasonable request of Cytokinetics provide any reasonably requested further information without undue delay and (ii) consider such comments in good faith. If Cytokinetics reasonably believes that such changes are Material Plan Changes which are wrongly qualified by Bayer as Non-Material Plan Changes, it shall inform Bayer immediately and such changes shall then be [*]. Any Non-Material Development Changes that Cytokinetics does not require approval in the same manner as a Material Plan Change shall be reflected in the Development Plan by the JDC at its subsequent meeting. From time to time at its discretion, Cytokinetics may propose updates or amendments to the Development Plan if it reasonably believes that the then-effective Development Plan [*]. Nothing in this Agreement shall (i) require Bayer to perform any activities that are inconsistent with the requirements of, or (ii) prohibit Bayer to perform any activities that are required by, in each case (i) and (ii) the Regulatory Authorities in the Licensed Territory such as PMDA or MHLW or that are otherwise inconsistent with (in the case of (i)) or required by (in the case of (ii)) the requirements of Applicable Law, provided that Bayer shall, where legally permissible, promptly notify Cytokinetics of such requirement and in good faith consider any comments of Cytokinetics with respect thereto, and provided, further, that [*].

3.3
Global Clinical Trials.
(a)
Cytokinetics shall keep the JDC timely and reasonably informed on its plans (including any envisaged updates and amendments thereto) for the global Development of the Compound and Licensed Products, such plans to be limited to the topics and concepts specified in Schedule 3.3(a) (the “Global Development Concepts”) in sufficient detail for Bayer to basically conform the Development of the Compound and Licensed Products in the Field in the Licensed Territory to the Global Development Concepts. Except as expressly agreed by Cytokinetics in writing or to the extent required by the applicable Regulatory Authority or otherwise by Applicable Law or to address specific operational requirements in the Licensed Territory, the Development Plan and the Development of the Compound and Licensed Products in the Field in the Licensed Territory shall conform with the Global Development Concepts, meaning that Bayer’s Development in the Licensed Territory will not deviate from the Global Development Concepts in a manner that could reasonably have an [*] impact on Exploitation of the Compound and Licensed Product outside the Licensed Territory.
(b)
The Parties shall coordinate with respect to the Development of the Compound and Licensed Products across their territories and collaborate with respect thereto for the Licensed Territory, and may agree to collaborate in the conduct of Clinical Trials or other lifecycle management activities that are designed to obtain and maintain Regulatory Approval of the Licensed Product and to support Commercialization and other Exploitation of the Licensed Product in the Field on a world-wide basis where Cytokinetics intends to conduct Clinical Trials at sites in multiple countries including by Bayer, subject to Bayer’s Opt-In, at sites in the Licensed Territory as part of one (1) unified Clinical Trial or separately but concurrently in accordance with a common Clinical Trial protocol (each such Clinical Trial, a “Global Study”). Cytokinetics shall, notwithstanding Bayer’s right to conduct local Japanese Clinical Trials (other than as contemplated in Section 3.2(a)) or other lifecycle management activities relating to Licensed Products pursuant to the Development Plan and within the scope of the license granted to Bayer in Section 8.1, have the sole right to control the design and conduct of any Global Study of the Licensed Product and shall offer (i) Bayer the reasonable opportunity to provide input regarding clinical study design, anticipated timeline and conduct of the relevant Global Study with respect to the Licensed Territory, such input to be considered in good faith, and (ii) the right to Opt-In as set forth in the remaining provisions of this Section 3.3(b). Prior to the anticipated initiation of a Global Study, Cytokinetics shall, through the JDC, notify Bayer of such Global Study, which notice shall include a study schematic, rationale, a copy of a description of the proposed indication, the applicable study design, study protocol, estimated study budget, and anticipated study initiation date as well as any other supporting data of such Global Study (“Global Study Data Package”) for Bayer’s review. Bayer shall have a [*] right to opt in to participate in such Global Study (each, “Opt-In”) by providing a written irrevocable notice thereof to Cytokinetics within one hundred twenty (120) days of Bayer’s receipt of such Global Study Data Package.

(c)
If Bayer exercises its Opt-In with respect to a Global Study within one hundred twenty (120) days as set forth in Section 3.3(b), then the Parties shall, through the JDC, review, discuss and amend the existing Development Plan to include such Global Study as part of the Development Activities to be conducted hereunder, including any mutually-agreed target enrollment percentage in the Licensed Territory and, thereafter (i.e., upon such agreement on the Japanese part of the Global Study), (i) Bayer shall be responsible for [*], and (ii) Cytokinetics shall be responsible for [*]. With respect to costs of activities related to such Global Study that relate to both the Licensed Territory and to countries and jurisdictions outside the Licensed Territory, [*].
(d)
If (i) Bayer does not timely exercise its Opt-In with respect to a Global Study as set forth in Section 3.3(b) or (ii) Bayer timely exercises its Opt-In with respect to a Global Study as set forth in Section 3.3(b) but the Parties do not reach agreement on the Japanese part of the Global Study as set forth in Section 3.3(c) and, in each case (i) and (ii), it could reasonably be expected that the data arising from such Global Study will expand the applicable patient population or otherwise could result in additional sales in the Licensed Territory (e.g., through publications, expansion of the label or evidence to support updated guidelines), then, in either case ((i) or (ii)), (A) Cytokinetics shall have the right to conduct (or, if applicable, continue to conduct) such Global Study at Cytokinetics’ cost and expense and (B) Bayer shall [*].
3.4
Development Diligence; Standards of Conduct. Each Party shall conduct all Development Activities allocated to it in the Development Plan in accordance with the Development Plan and in a good scientific manner and in compliance in all material respects with Applicable Law. Each Party shall use Commercially Reasonable Efforts to (a) meet the timelines for the Development Activities that it is responsible for as set forth in the Development Plan, and (b) Bayer shall use Commercially Reasonable Efforts to obtain and maintain Regulatory Approval of the Licensed Product in the Field in HCM in the Licensed Territory, provided, however, that Bayer’s obligations shall be limited to the extent of any delays directly attributable to Cytokinetics’ conduct and completion of the Clinical Trials that are subject to Section 3.2(a). Without limiting the foregoing, Bayer shall use Commercially Reasonable Efforts to [*]. In the event that Bayer does not use Commercially Reasonable Efforts to conduct its activities in the Licensed Territory for a Global Study in accordance with the Development Plan, and where following written notification from Cytokinetics requesting conduct of such activities by Bayer, Bayer does not start using Commercially Reasonable Efforts to conduct its activities in the Licensed Territory within a reasonable amount of time, Cytokinetics shall have the right to [*]. Bayer shall have the right to conduct the part of the Global Study in the Licensed Territory by itself or through the use of a Third Party contract research organization.

3.5
Data Exchange and Use. Without limiting Section 3.3(d) and in addition to its adverse event and safety data reporting obligations pursuant to Section 4.7, each Party shall promptly provide the other Party with copies of all data and results and all supporting documentation (e.g., protocols, CRFs, analysis plans) generated from its Development of the Compound and Licensed Products within and outside the Licensed Territory, including, for clarity, Development Activities. Subject to Section 3.3(d), Bayer shall have the right to use the data provided by Cytokinetics for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Licensed Product in the Field in the Licensed Territory. Cytokinetics shall have the right to use the data provided by Bayer for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Licensed Product outside the Licensed Territory.
3.6
Reporting. Each Party shall keep the other Party reasonably informed as to the progress and results of its and its Affiliates’ and Sublicensees’ Development of the Compound and Licensed Products, including, for clarity, Development Activities. Without limiting the foregoing, the status, progress and results of each of (i) the material Development Activities in the Licensed Territory and (ii) the material Development activities outside the Licensed Territory shall be discussed at meetings of the JDC. At least five (5) Business Days before each regularly scheduled JDC meeting, each Party shall provide the JDC with a written report summarizing its Development of the Compound and Licensed Products, including, for clarity, Development Activities and the results thereof, [*]. In addition, each Party shall make available to the other Party such additional information about its Development of the Compound and Licensed Products as may be reasonably requested by the other Party through the JDC.
3.7
Clinical Trial Reporting. Each Party agrees that (a) each Clinical Trial of the Compound or Licensed Product(s) that is required to be posted pursuant to Applicable Law or with respect to Bayer, applicable industry codes (including the PhRMA Code or the EFPIA, JPMA or IFPMA code), on ct.org, on clinicaltrials.gov or any other similar registry shall be so posted, and (b) all results of such Clinical Trials that are necessary pursuant to Applicable Law or industry commitments accepted by such Party shall be posted on any registry with requirements consistent with the registration and publication guidelines of the International Committee of Medical Journal Editors (“ICMJE”), to the extent required. All such data and information in connection to the Compound or Licensed Product(s) in /for the Licensed Territory posted on clinicaltrials.gov or any other registry pursuant to this Section 3.7 shall be subject to prior review of Cytokinetics. If no comments in compliance with Applicable Law, industry commitments and ICMJE requirements are received within [*] after Cytokinetics’ receipt of the proposed disclosure, Bayer shall be free to make such disclosure.

3.8
Development Records. Each Party shall maintain complete and accurate records (in the form of electronic files where appropriate) of Development activities (within and outside the Licensed Territory) related to the Licensed Products and resulting Know-How to the extent such records are required by Applicable Law including GLP, GMP, and GCP, conducted by such Party. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development Activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to receive copies of such records maintained by the other Party, including in electronic format if maintained in such format, at reasonable times to the extent reasonably necessary to perform its obligations or exercise its rights under this Agreement.
3.9
[*]
3.10
Technology Transfer.
(a)
Within ninety (90) days of the Effective Date, Cytokinetics shall, and shall cause its Affiliates to, at its own cost and expense, deliver to (at Bayer’s direction) Bayer or its designated Affiliate, true and complete copies of all Cytokinetics Know-How that are necessary or reasonably useful (as reasonably determined by Cytokinetics) for Bayer to initiate Development of the Licensed Product in the Field in the Licensed Territory pursuant to the Development Plan as specified in the initial plan for technology transfer attached to this Agreement as Schedule 3.9 (such plan, the “Technology Transfer Plan” and such initial technology transfer, the “Initial Technology Transfer”). Within three (3) months following such Initial Technology Transfer, Bayer may identify any additional Cytokinetics Know-How that Bayer reasonably believes is missing from such Initial Technology Transfer and is necessary or reasonably useful for Bayer to initiate Development of the Licensed Product in the Field in the Licensed Territory pursuant to the Development Plan and, upon such identification by Bayer, Cytokinetics will provide such missing information if it exists and is in Cytokinetics’ Control.
(b)
Thereafter, on a continuing basis during the Term, Cytokinetics shall, without any additional compensation, and shall cause its Affiliates to, promptly disclose and deliver to Bayer or its designated Affiliate or Sublicensee, as Bayer may reasonably request, true and complete copies of all written, graphic or electronic embodiments of all additional Cytokinetics Technology that are necessary or reasonably useful for Bayer to initiate Development of the Licensed Product in the Field in the Licensed Territory (whether existing as of the Effective Date or coming into Cytokinetics’ Control thereafter) that have not been previously provided to Bayer (or its Affiliate or Sublicensee). In particular, from time to time during the Term, Cytokinetics shall notify Bayer of any new Cytokinetics Technology that come into Cytokinetics’ Control to the extent reasonably useful for the Development of the Licensed Product in the Licensed Territory.

(c)
Upon Bayer’s reasonable request, Cytokinetics shall, without any additional compensation, provide Bayer with up to [*] of technical assistance in connection with such Initial Technology Transfer, including reasonable access to Cytokinetics’ technical personnel involved in the research and Development of the Compound and Licensed Product. If Bayer requests additional technical assistance [*], Cytokinetics shall provide such technical assistance, provided that Bayer shall reimburse Cytokinetics on a quarterly basis for the documented, reasonable cost incurred by Cytokinetics to provide such additional technical assistance, calculated on the basis of the FTE Rate multiplied by the number of Cytokinetics FTEs.

ARTICLE 4

REGULATORY MATTERS

4.1General.

(a)
The Development Plan shall set forth the regulatory strategy for seeking Regulatory Approvals of the Licensed Product in the Field in the Licensed Territory. Bayer shall be responsible for all regulatory activities necessary for obtaining and maintaining Regulatory Approvals of the Licensed Product in the Field in the Licensed Territory, which regulatory activities shall be performed at Bayer’s own cost and expense and in accordance with the regulatory strategy set forth in the Development Plan. Through the JDC, Bayer shall keep Cytokinetics informed of regulatory developments related to the Licensed Product in the Licensed Territory, including any decision by any Regulatory Authority in the Licensed Territory regarding the Licensed Product and Cytokinetics shall keep Bayer informed of regulatory developments related to the Licensed Product outside the Licensed Territory, including any decision by any Regulatory Authority outside the Licensed Territory regarding the Licensed Product.
(b)
Unless otherwise mutually agreed by the Parties, Bayer shall apply for Regulatory Approvals of the Licensed Product in the Field in the Licensed Territory in its own name and shall be named as the holder of such Regulatory Approvals.

4.2Regulatory Materials. Bayer shall provide Cytokinetics with drafts [*] of all material Regulatory Materials in a reasonable time (if permitted under Applicable Law, no less than [*] for Regulatory Materials other than an NDA or other application for Regulatory Approval, which [*]) prior to submission for review and comment, and shall consider in good faith any comments received from Cytokinetics, which shall be provided within five (5) Business Days of receipt, provided that if working within the above timelines does not meet the due date requested by the relevant Regulatory Authority, both Parties will cooperate and prioritize to meet the due date. For clarity, Bayer shall implement any such comment that [*], if not implemented, could reasonably be expected to have an adverse effect on the Development of, Regulatory Approval for, or Commercialization of the Compound or Licensed Product outside the Licensed Territory, or otherwise on Cytokinetics’ retained rights under Section 8.2. Bayer shall not make any statement in Regulatory Materials submitted in the Licensed Territory as to which Cytokinetics reasonably advises Bayer that such statement would [*]. In addition, Bayer shall notify Cytokinetics of any material Regulatory Materials submitted to or received from any Regulatory Authority in the Licensed Territory and shall provide Cytokinetics with copies thereof within [*] after submission or receipt, and shall notify Cytokinetics of any other material communication with any Regulatory Authority in the Licensed Territory within [*] after such communication. If any such Regulatory Material is not in the English language, [*]. If necessary, Cytokinetics shall assist Bayer, at Bayer’s request and expense, in addressing any additional requirements requested by any Regulatory Authority in the Licensed Territory within a reasonable time (depending on the events), including providing existing supplementary data or documentation.

4.3Regulatory Meetings. Bayer shall provide Cytokinetics with advance notice, to the extent permitted under Applicable Law, for any meeting or discussion to be requested with any Regulatory Authority in the Licensed Territory related to the Licensed Product in accordance with Section 4.2 and shall notify Cytokinetics in writing promptly, but in any event [*], after its receipt of written notice of any meeting or discussion with any Regulatory Authority in the Licensed Territory related to the Licensed Product. Bayer shall participate in such meeting or discussion, provided that [*] Bayer shall timely provide Cytokinetics with minutes (written in English) of such meeting or discussion.

4.4Right of Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to the Licensed Product in the Field submitted by or on behalf of such Party. Subject to [*], Bayer may use such right of reference to Cytokinetics’ Regulatory Materials in the Field for the sole purpose of obtaining and maintaining Regulatory Approval of the Licensed Product in the Field in the Licensed Territory and satisfying other Commercialization related regulatory obligations for the Licensed Product in the Field in the Licensed Territory (e.g., obtaining and maintaining Pricing and Reimbursement Approval). Cytokinetics may use such right of reference to Bayer’s Regulatory Materials in the Field for the sole purpose of obtaining and maintaining Regulatory Approval of the Licensed Product outside the Licensed Territory and satisfying other Commercialization related regulatory obligations for the Licensed Product outside the Licensed Territory (e.g., obtaining and maintaining Pricing and Reimbursement Approval).

4.5Partner Audits and Regulatory Inspection.

I.
Safety/pharmacovigilance

(a)
Audits by Cytokinetics. Upon at least thirty (30) calendar days’ prior notification in writing to Bayer, Cytokinetics or its representatives shall, at its sole cost and expense, be entitled to conduct an audit of the safety/pharmacovigilance systems, procedures, and practices of Bayer and its Affiliates regarding compliance with the Pharmacovigilance Agreement defined in Section 4.7. Cytokinetics will be responsible for planning and conducting such audit to Bayer, relating to the Commercialization of the Licensed Product in the Licensed Territory, and Bayer shall cooperate with Cytokinetics and provide reasonable access to its relevant systems, documentary records, and personnel to enable completion of such audit.
(b)
Audits by Bayer. Upon at least thirty (30) calendar days’ notification in writing to Cytokinetics, Bayer or its representatives shall, at its sole cost and expense, be entitled to conduct an audit of the safety/pharmacovigilance systems, procedures, and practices of Cytokinetics and its Affiliates regarding compliance with Pharmacovigilance Agreement defined in Section 4.7. Bayer will be responsible for planning and conducting such audit to Cytokinetics, relating to the Commercialization of the Licensed Product in the countries where the Licensed Product is marketed except the Licensed Territory, and Cytokinetics shall cooperate with Bayer and provide reasonable access to its relevant systems, documentary records, and personnel to enable completion of such audit.
(c)
Regulatory Authority’s Inspection at Cytokinetics. Cytokinetics shall notify Bayer in writing and in advance of any planned inspection, within the scope of the rules and processes agreed by both Parties under the Pharmacovigilance Agreement, regarding the safety/pharmacovigilance systems, procedures, and practices of Cytokinetics, its Affiliates, Sublicensees or subcontractors by any Regulatory Authority in the countries where the Licensed Product is marketed except the Licensed Territory, specifically relating to the Commercialization of the Licensed Product within [*] of being notified of such an inspection. Cytokinetics will, as soon as reasonably practicable after each such inspection, provide to Bayer a high-level summary of such inspection. To the extent required by Applicable Law, Bayer shall promptly provide Cytokinetics with existing documented evidence or materials in Bayer’s Control that are requested by inspectors and, at Cytokinetics’s request, shall otherwise assist Cytokinetics with such regulatory inspections.

(d)
Regulatory Authority’s Inspection at Bayer. Bayer shall notify Cytokinetics in writing and in advance of any planned inspection, that is within the scope of the rules and processes agreed by both Parties under the Pharmacovigilance Agreement, regarding the safety/pharmacovigilance system procedures and practices of Bayer, its Affiliates, Sublicensees or subcontractors, by any Regulatory Authority specifically relating to Commercialization of the Licensed Product in the Licensed Territory within [*] of being notified of such an inspection. Bayer will, as soon as reasonably practicable after each such inspection, provide to Cytokinetics a high-level summary of such inspection. To the extent required by Applicable Law, Cytokinetics shall promptly provide Bayer with existing documented evidence or materials in Cytokinetics’s Control that are requested by inspectors and, at Bayer’s request, shall otherwise assist Bayer with such regulatory inspections.

II. Clinical quality (GCP Audits/Inspections)

(e)
Audits by Cytokinetics. Cytokinetics will be solely responsible for planning and conducting audits of clinical trial sites, vendors, documents and systems in the Licensed Territory relevant to studies sponsored by Cytokinetics relating to the Development of the Compound or Licensed Product according to a study-specific audit plan or an agreement with such clinical trial site; provided that (i) Cytokinetics shall notify Bayer reasonably in advance, (ii) reasonably prior to such audit, Cytokinetics will provide Bayer with an audit plan for Bayer’s review and will consider Bayer’s comments that are timely provided prior to such audit in good faith, and (iii) a Bayer representative with responsibility for clinical quality shall have the right to attend any such audit led by Cytokinetics unless prohibited under the terms and conditions of any relevant agreement between Cytokinetics and the relevant clinical trial site or other vendor.
(f)
Audits by Bayer. Bayer will be solely responsible for planning and conducting audits of clinical trial sites in the Licensed Territory, vendors, documents and systems relevant to studies sponsored by Bayer relating to the Development of the Compound or Licensed Products according to a study-specific audit plan or an agreement with such clinical trial site; provided that (i) Bayer shall notify Cytokinetics reasonably in advance, (ii) reasonably prior to such audit, Bayer will provide Cytokinetics an audit plan for Cytokinetics’s review and will consider Cytokinetics’s comments that are timely provided prior to such audit in good faith, and (iii) a Cytokinetics representative with responsibility for clinical quality shall have the right to attend any such audit led by Bayer unless prohibited under the terms and conditions of any relevant agreement between Cytokinetics and the relevant clinical trial site or other vendor.

(g)
Regulatory Authority’s Inspection at Cytokinetics. Cytokinetics shall notify Bayer in writing and in advance of any planned inspection of Cytokinetics, its Affiliates, Sublicensees, subcontractors or clinical trial sites in the Licensed Territory relevant to studies sponsored by Cytokinetics by any Regulatory Authority specifically relating to clinical quality of the Compound or the Licensed Product within [*], (i) in the case of inspections of Cytokinetics or its Affiliates, after being notified of such inspections by the Regulatory Authority, and (ii) in the case of inspections of Sublicensees, subcontractors, or clinical trial sites, from the time Cytokinetics becomes aware of such inspections. Cytokinetics shall provide, or require those Sublicensees, subcontractors, or clinical trial sites that are subject to inspection to provide, Bayer with all copies of notices and relevant correspondences received from or submitted to the Regulatory Authority in connection therewith relating to the Compound or Licensed Product. If requested from the Regulatory Authority, if required by Applicable Law, or if otherwise agreed upon by both Parties, Bayer shall be at its own cost and expense present at such inspection. In case Bayer is not present at such inspection, Cytokinetics will, as soon as reasonably practicable after each such inspection, provide to Bayer a high-level summary of such inspection. To the extent required by Applicable Law, Bayer shall promptly provide Cytokinetics with existing documented evidence or materials in Bayer’s Control that are requested by inspectors and, at Cytokinetics’s request, shall otherwise assist Cytokinetics with such regulatory inspections.
(h)
Regulatory Authority’s Inspection at Bayer. Bayer shall notify Cytokinetics in writing and in advance of any planned inspection of Bayer, its Affiliates, Sublicensees, subcontractors, or clinical trial sites in the Licensed Territory relevant to studies sponsored by Bayer by any Regulatory Authority specifically relating to clinical quality of the Compound or Licensed Product within [*], (i) in the case of inspections of Bayer or its Affiliates, after being notified of such inspections by the Regulatory Authority, and (ii) in the case of inspections of Sublicensees, subcontractors, or clinical trial sites, from the time Bayer becomes aware of such inspections. Bayer shall provide, or require those Sublicensees, subcontractors, or clinical trial sites that are subject to inspection to provide, Cytokinetics with copies of all notices and correspondences received from or submitted to the Regulatory Authority in connection therewith relating to the Compound or Licensed Product. If requested from the Regulatory Authority, if required by Applicable Law, or if otherwise agreed upon by both Parties, Cytokinetics shall be at its own cost present at such inspections in the Licensed Territory. In case Cytokinetics is not present at such inspection, Bayer will, as soon as reasonably practicable after each such inspection, provide to Cytokinetics a high-level summary of such inspection. To the extent required by Applicable Law, Cytokinetics shall promptly provide Bayer with existing documented evidence or materials in Cytokinetics’ Control that are requested by inspectors and, at Bayer’s request, shall otherwise assist Bayer with such regulatory inspections.
(i)
Clinical Quality Assurance Agreement. More detailed mutual agreements pertaining to clinical quality (audits, inspections, critical quality issues/serious breaches) on trials sponsored by either Cytokinetics or Bayer shall be documented separately in a Clinical Quality Assurance Agreement to be negotiated in good faith and signed by the authorized representatives of both Parties.

III. Quality of clinical supplies

(j)
Audits by Bayer. Upon at least thirty (30) calendar days’ notification in writing to Cytokinetics, Bayer is entitled to conduct an audit of the quality management system and facilities of Cytokinetics and its Affiliates, relating to the Manufacture of clinical supplies in or outside the Licensed Territory, whether the location of the facilities are in the Licensed Territory or outside the Licensed Territory. The scope of such audits includes facilities of Cytokinetics and its Affiliates that are involved in manufacturing of clinical supplies intended for use in either a Bayer sponsored study or a study where Bayer is the local sponsor in the Licensed Territory. Bayer is responsible for planning and conducting such audits at its sole cost and expense.
(k)
Regulatory Authority’s Inspection at Cytokinetics. In the event that an inspection of quality management system and/or facilities of Cytokinetics, its Affiliates or contract manufacturers is conducted by the Regulatory Authority and any critical observation which potentially affects the quality, safety or license-to-operate is made by the Regulatory Authority during such inspections and such observation may reasonably adversely affect Bayer’s Development of the Licensed Product in the Licensed Territory, Cytokinetics shall provide to Bayer in writing such critical observations, within [*] (i) in the case of inspections of Cytokinetics or its Affiliates, after such an inspection has concluded and such critical observations are officially issued in written format by the Regulatory Authority, and (ii) in the case of inspections of Cytokinetics’s contract manufacturers, from the time Cytokinetics becomes aware of such critical observations. and is provided with the details of such critical observations in writing. To the extent required by Applicable Law, Bayer shall, at its sole cost and expense, promptly provide Cytokinetics with existing documented evidence or materials in Bayer’s Control that are requested by inspectors and, at Cytokinetics’s request, shall otherwise assist Cytokinetics with such regulatory inspections.

VI. Quality after Commercialization.

(l)
Audits by Cytokinetics. In the event that a critical product issue in connection to the Manufacture of Compound or Licensed Product arises for any reason, upon at least thirty (30) calendar days’ notification in writing to Bayer, after both Parties mutually agree upon the details of the audit, including the date and scope of the audit and the number of auditors, Cytokinetics or its representatives shall be entitled to conduct the audit of quality management system and facilities of Bayer, its Affiliates, or its third-party contract manufacturers (subject to Cytokinetics’ entry into a confidentiality agreement with the relevant contract manufacturer, if required) relating to the Manufacture and Commercialization of the Licensed Product in the Licensed Territory. Cytokinetics is responsible for planning and conducting such audits at its sole cost and expense.

(m)
Audits by Bayer. Upon at least thirty (30) calendar days’ notification in writing to Cytokinetics, Bayer is entitled to conduct an audit of the quality management system and facilities of Cytokinetics, its Affiliates and contract manufacturers (subject to Bayer’s entry into a confidentiality agreement with the relevant contract manufacturer, if required), relating to the Manufacture of the Compound or Licensed Product in or outside the Licensed Territory, whether the location of the manufacturing sites are in the Licensed Territory or outside the Licensed Territory. The scope of such audits includes all the manufacturing sites (the manufacturing facilities of Compound, bulk Licensed Product and finished Licensed Product, testing facilities and storage facilities) which will be registered in the approved dossier of the Licensed Product. Bayer is responsible for planning and conducting such audits at its sole cost and expense.
(n)
Regulatory Authority’s inspection at Cytokinetics. In the event that an inspection of quality management system and/or facilities of Cytokinetics, its Affiliates or contract manufacturers is conducted by the Regulatory Authority and any critical observation which potentially affects the quality, safety or license-to-operate is made by the Regulatory Authority during such inspections and such observation may reasonably adversely affect Bayer’s Development or Commercialization of the Licensed Product in the Licensed Territory, Cytokinetics shall provide to Bayer in writing such critical observations, within [*] (i) in the case of inspections of Cytokinetics or its Affiliates, after such an inspection has concluded and such critical observations are officially issued in written format by the Regulatory Authority, and (ii) in the case of inspections of Cytokinetics’s contract manufacturers, from the time Cytokinetics becomes aware of such critical observations and is provided with the details of such critical observations in writing. To the extent required by Applicable Law, Bayer shall, at its sole cost and expense, promptly provide Cytokinetics with existing documented evidence or materials in Bayer’s Control that are requested by inspectors and, at Cytokinetics’s request, shall otherwise assist Cytokinetics with such regulatory inspections.

(o)
Regulatory Authority’s inspection at Bayer. In the event that an inspection of quality management system and/or facilities of Bayer, its Affiliates or contract manufacturers is conducted by the Regulatory Authority and any critical observation which potentially affects the quality, safety or license-to-operate is made by the Regulatory Authority during such an inspection and such observation may reasonably adversely affect Cytokinetics’s Development or Commercialization of the Compound or Licensed Product outside the Licensed Territory, Bayer shall provide to Cytokinetics in writing such critical observations within [*] (i) in the case of inspections of Bayer or its Affiliates, after such an inspection has concluded and such critical observations are officially issued in written format by the Regulatory Authority, and (ii) in the case of inspections of Bayer’s contract manufacturers, from the time Bayer becomes aware of such critical observations and is provided with the details of such critical observations in writing. To the extent required by Applicable Law, Cytokinetics shall, at its sole cost and expense, promptly provide Bayer with existing documented evidence or materials in Cytokinetics’s Control that are requested by inspectors and, at Bayer’s request, shall otherwise assist Bayer with such regulatory inspections.

4.6Recalls, Market Withdrawals or Corrective Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (each, a “Remedial Action”). Each Party shall keep the other Party continuously updated through the JSC about any such event, incident or circumstance, including such Party’s actions and requests from the relevant Regulatory Authority. The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Bayer shall have sole discretion with respect to any matters relating to any Remedial Action in the Licensed Territory, including the decision to commence such Remedial Action and the control over such Remedial Action, provided that Bayer shall, to the extent reasonably possible, provide advance notice to Cytokinetics and consider in good faith Cytokinetics’ comments regarding such Remedial Action. The Parties shall agree to recall, market withdrawal and corrective action procedures in the API Supply Agreement and Licensed Product Supply Agreement. The cost and expenses of any Remedial Action in the Licensed Territory shall be allocated between Bayer and Cytokinetics as follows: [*]. Bayer shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit Bayer to trace the distribution, sale and use of the Licensed Product in the Licensed Territory.

4.7Reporting Adverse Events. As soon as practicable after the Effective Date but in any event prior to the expected initiation of the first Clinical Trial in the Licensed Territory under this Agreement, the Parties shall execute and deliver a separate agreement (“Pharmacovigilance Agreement”) specifying the procedures and timeframes for compliance with Applicable Law pertaining to safety reporting of each Licensed Product and their related activities. Cytokinetics shall establish and maintain the global safety database for the Licensed Product and conduct overall signal detection and benefit risk evaluation of the Licensed Product. Each Party shall hold the primary responsibility for recording quality complaints, adverse events and safety data related to the Licensed Product in its territory to its database and reporting to the applicable Regulatory Authorities in its territory, as well as responding to safety issues and to all requests of Regulatory Authorities in its territory related to the Licensed Product, in each case, at its own cost and to the extent required by the Applicable Law. Cytokinetics agrees to support Bayer on safety issues and safety requests related to the Licensed Product when output from global safety database is required. Bayer agrees that Cytokinetics may delegate tasks and responsibilities under the Pharmacovigilance Agreement and share information exchanged under the Pharmacovigilance Agreement with other licensees and Sublicensees of Cytokinetics with respect to the Licensed Product. The Parties are responsible to enter into pharmacovigilance agreements with their respective licensees and Sublicensees to ensure that the conditions of the Pharmacovigilance Agreement are fulfilled. The Parties shall provide each other all necessary information and materials defined under the Pharmacovigilance Agreement to ensure that the Parties can meet their legal obligations. The Pharmacovigilance Agreement will set forth each Party’s responsibilities and obligations pertaining to safety collection, assessment and reporting of the Compound and Licensed Products based on relevant guidelines and Applicable Law.

Article 5

MEDICAL AFFAIRS ACTIVITIES

5.1
General. Subject to the terms and conditions of this Agreement, (i) Bayer shall be responsible for conducting Medical Affairs Activities for the Licensed Product in the Field in the Licensed Territory, at Bayer’s own cost and expense and (ii) Cytokinetics shall be responsible for conducting Medical Affairs Activities for the Licensed Product outside the Licensed Territory.
5.2
Medical Affairs Plan. Bayer shall conduct all Medical Affairs Activities for the Licensed Product in the Field in the Licensed Territory pursuant to a written Medical Affairs Activities plan that set forth the timeline and details of all Medical Affairs Activities to be conducted by or on behalf of Bayer for the Licensed Product in the Field in the Licensed Territory (the “Medical Affairs Plan”), which plan shall, except as expressly agreed by Cytokinetics in writing or to the extent required by the applicable Regulatory Authority or otherwise by Applicable Law or to address specific operational requirements or local needs or preferences in the Licensed Territory, be Consistent with Cytokinetics’ Global Medical Affairs Concepts. No later than [*] before the anticipated date of the First Commercial Sale of the Licensed Product in the Field in the Licensed Territory, Bayer shall, in consultation with Cytokinetics, prepare and submit the initial Medical Affairs Plan to the JDC for review and discussion. Thereafter, from time to time, [*] Bayer shall prepare updates or amendments to the Medical Affairs Plan and shall submit the updates and amendments to the JDC [*].
5.3
Coordination of Medical Affairs Activities.
(a)
Cytokinetics shall keep the JDC reasonably informed on its plans (including any updates and amendment thereto) for the global Medical Affairs Activities for the Licensed Product, such plans to be limited to the topics and concepts specified in Schedule 5.3(a) (the “Global Medical Affairs Concepts”) in sufficient detail in order for Bayer to conduct its Medical Affairs Activities for the Licensed Product in the Field in the Licensed Territory in a manner that conforms with the Global Medical Affairs Concepts. Except as expressly agreed by Cytokinetics in writing or to the extent required by the applicable Regulatory Authority or otherwise by Applicable Law or to address specific operational requirements in the Licensed Territory, Bayer’s Medical Affairs Plan and all Medical Affairs Activities for the Licensed Product in the Field in the Licensed Territory shall [*] with the Global Medical Affairs Concepts, meaning that Bayer’s Medical Affairs Activities in the Licensed Territory will not deviate from the Global Medical Affairs Concepts in a manner that [*] impact on Exploitation of Compound and Licensed Product in the Field outside the Licensed Territory.

(b)
The Parties shall coordinate with respect to Medical Affairs Activities for the Licensed Product across their territories. If the Parties agree to jointly conduct any specific Medical Affairs Activities for the benefit of the Licensed Product in both Parties’ territories, the Parties shall negotiate and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing. Bayer shall not make any statements in the course of Medical Affairs Activities for the Licensed Product that are [*]. For clarity, Bayer shall not conduct any Medical Affairs Activities for the Licensed Product outside the Field or Licensed Territory without Cytokinetics’ express prior written consent, and Cytokinetics shall not conduct any Medical Affairs Activities for the Licensed Product within the Licensed Territory without Bayer’s express prior written consent.
5.4
Medical Affairs Activities Reports. Bayer shall keep Cytokinetics informed of its, its Affiliates’ and Sublicensees’ Medical Affairs Activities with respect to the Licensed Product. Without limiting the foregoing, at each regularly scheduled JDC meeting, Bayer shall provide the JDC with a reasonably detailed report in writing summarizing the Medical Affairs Activities performed by or on behalf of Bayer for the Licensed Product in the Field in the Licensed Territory. In addition, Bayer shall make available to Cytokinetics such additional information about its Medical Affairs Activities as may be reasonably requested by Cytokinetics from time to time.

Article 6

COMMERCIALIZATION

6.1
General. Subject to the terms and conditions of this Agreement, Bayer shall, either by itself or through its Affiliates, Sublicensees or Third Party contractor(s), be solely responsible for the Commercialization of the Licensed Product in the Field in the Licensed Territory, at Bayer’s own cost and expense, including [*]. Cytokinetics shall, either by itself or through its Affiliates, Sublicensees or Third Party contractor(s), be solely responsible for the Commercialization of the Licensed Product outside the Licensed Territory.
6.2
Commercialization Diligence; Standards of Conduct. Bayer shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in [*] in the Field in the Licensed Territory and to carry out the tasks specified under the Commercialization Plan in a timely manner, and shall conduct its activities in compliance in all material respects with Applicable Law and applicable codes of conduct in the Licensed Territory. Bayer shall use Commercially Reasonable Efforts to (a) [*] and (b) Commercialize the Licensed Product in the Field in the Licensed Territory after it receives Regulatory Approval and to obtain other approvals needed for Commercialization (e.g., Pricing and Reimbursement Approvals). Without limiting the foregoing, Bayer shall use Commercially Reasonable Efforts to [*].

6.3
Commercialization Plan.
(a)
All Commercialization of the Licensed Product by or on behalf of Bayer in the Licensed Territory under this Agreement shall be conducted in accordance with a written plan that is submitted to the JCC for review by Bayer (the “Commercialization Plan”) as amended from time to time. The initial Commercialization Plan will be submitted by Bayer to the JCC no later than twelve (12) months before the anticipated date of the submission of the first NDA for the Licensed Product in the Field in the Licensed Territory. The Commercialization Plan and any updates or amendments to the Commercialization Plan shall [*].
(b)
From time to time, [*] Bayer shall prepare updates or amendments to the Commercialization Plan to reflect changes in such plans, including those in response to changes in the marketplace, relative success of the Licensed Product, and other relevant factors influencing such plan and activities, and submit any material updates or amendments to the Commercialization Plan to JCC for review and discussion, provided that, for clarity, notwithstanding any further changes that may result from the Parties’ discussion, such updates and amendments shall be immediately effective; and provided, further, that [*]. Subject to Applicable Law, except as expressly agreed by Cytokinetics in writing or to the extent required by the applicable Regulatory Authority or to address specific operational requirements or local needs and preferences in the Licensed Territory, the Commercialization Plan shall not be [*] with the Global Commercialization Concepts, meaning that Bayer’s Commercialization activities in the Licensed Territory will not deviate from the Global Commercialization Concepts in a manner that [*] impact on Exploitation of Compound and Licensed Product in the Field outside the Licensed Territory.
(c)
Bayer shall notify Cytokinetics in case of any concern that any Commercialization activities contemplated in the Commercialization Plan may be in violation of Applicable Law, and the Parties shall discuss any necessary revisions to the Commercialization Plan proposed by either Party to ensure that Commercialization of any Licensed Products is conducted in accordance with Applicable Law. For the avoidance of doubt, Bayer shall be solely responsible for ensuring that Bayer Parties’ Commercialization of any Licensed Product in the Licensed Territory is in accordance with Applicable Law, and Cytokinetics shall be solely responsible for ensuring that Cytokinetics’ and its Affiliates’ and Sublicensees’ Commercialization of any Licensed Product outside the Licensed Territory is in accordance with Applicable Law.
6.4
[*]

[*]

6.5
Coordination of Commercialization Activities.
(a)
Cytokinetics shall keep the JCC reasonably informed regarding its plans (including any updates and amendments thereto) for the global Commercialization of the Licensed Product, such plans to be limited to the topics and concepts specified in Schedule 6.4(a) (the “Global Commercialization Concepts”) in sufficient detail to enable Bayer to [*] with the Global Commercialization Concepts in the Commercialization of the Licensed Product in the Field in the Licensed Territory. Except as expressly agreed by Cytokinetics in writing or to the extent required by the applicable Regulatory Authority or otherwise by Applicable Law or to address specific operational requirements or local needs and preferences in the Licensed Territory, the Commercialization Plan and all Commercialization activities for the Licensed Product in the Field in the Licensed Territory shall [*] with the Global Commercialization Concepts, meaning that Bayer’s Commercialization activities in the Licensed Territory will not deviate from the Global Commercialization Concepts in a manner that [*] impact (including, without limitation, any impacts on revenue or sales) on Exploitation of Compound and Licensed Product in the Field outside the Licensed Territory. Through the JCC, the Parties will coordinate Commercialization activities, with the intent of the Parties being that global Commercialization activities in the Field shall be coordinated with respect to [*].
(b)
The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of the Licensed Product in the Field across their territories. As such, the Parties may coordinate such activities where appropriate, including scientific and medical communication, health economics and product positioning. Without prejudice to Section 6.8 below, each Party agrees that any promotional activities [*]. Bayer shall submit to the JCC, for review and decision prior to use, any materials that Bayer plans to use in connection with the promotion and other Commercialization of the Licensed Product in the Field in the Licensed Territory that could reasonably have a material adverse impact on Exploitation of Compound and Licensed Product in the Field outside the Licensed Territory, and Bayer shall consider in good faith Cytokinetics’ comments and suggestions regarding such materials; provided that [*]. If the Parties agree to jointly conduct any specific Commercialization activities for the benefit of the Licensed Product in both Parties’ territories, the Parties shall negotiate and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing. Bayer or its Affiliates or Sublicensees shall not make any statements in connection with the Commercialization of the Licensed Product in the Licensed Territory that are [*] with factual statements made by Cytokinetics outside the Licensed Territory in connection with Cytokinetics’ Commercialization of the Licensed Product. For clarity, Bayer shall not conduct any Commercialization of the Licensed Product outside the Field or Licensed Territory without Cytokinetics’ express prior written consent, and Cytokinetics shall not conduct any Commercialization of the Licensed Product within the Licensed Territory in HCM or any New Indications approved and included in the Development Plan without Bayer’s express prior written consent.

6.6
[*]
6.7
Commercialization Report. Bayer shall update the JCC [*] regarding its Commercialization activities with respect to the Licensed Product in the Field in the Licensed Territory. Each such update shall be in a form to be agreed by the JCC and shall summarize Bayer’s, its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the Licensed Product in the Field in the Licensed Territory, covering subject matter at a level of detail reasonably required by Cytokinetics and sufficient to enable Cytokinetics to determine Bayer’s compliance with its obligations under this Agreement. In addition, Bayer shall make available to Cytokinetics such additional information about its Commercialization activities as may be reasonably requested by Cytokinetics from time to time, including, [*].
6.8
Cross-Territorial Restrictions. Save as expressly agreed in writing by the other Party, each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold or otherwise Exploit any Licensed Product for commercial purposes, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like (a) outside the Licensed Territory with respect to Bayer or (b) in the Licensed Territory with respect to Cytokinetics, including in each case (a) or (b), to any Third Party that such Party knows (or reasonably should know after due inquiry) has previously exported or is likely to export the Licensed Product outside the Licensed Territory (with respect to Bayer) or in the Licensed Territory (with respect to Cytokinetics). Neither Party shall engage, nor permit its Affiliates and Sublicensees to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of the Licensed Product located in any country or jurisdiction outside the Licensed Territory (with respect to Bayer) or in the Licensed Territory (with respect to Cytokinetics), or solicit orders from any prospective purchaser located in any country or jurisdiction outside the Licensed Territory (with respect to Bayer) or in the Licensed Territory (with respect to Cytokinetics). If a Party or its Affiliates or Sublicensees receive any order for the Licensed Product from a prospective purchaser located in a country or jurisdiction outside the Licensed Territory (with respect to Bayer) or in the Licensed Territory (with respect to Cytokinetics), such Party shall immediately refer that order to such other Party and shall not accept any such orders. Neither Party shall, nor permit its Affiliates and sublicensees to, deliver or tender (or cause to be delivered or tendered) any Licensed Product to any Third Party for use in or distribution into any country or jurisdiction outside the Licensed Territory (with respect to Bayer) or in the Licensed Territory (with respect to Cytokinetics), except as permitted under this Agreement including under Section 8.2. For the avoidance of doubt, the prohibitions in this Section 6.8 shall not preclude either Party from holding or permitting its Affiliates and Sublicensees from holding non-promotional events that do not take place in the public domain related to the Licensed Product involving thought leaders from outside the Licensed Territory (with respect to Bayer) or in the Licensed Territory (with respect to Cytokinetics), provided that these events are limited to private meetings and/or advisory boards with thought leaders, healthcare providers or those officials connected to Commercialization of the Licensed Product in the Licensed Territory.

Article 7

MANUFACTURE AND SUPPLY

7.1
Supply Agreements.
(a)
Cytokinetics shall use Commercially Reasonable Efforts to negotiate and execute within three (3) months following the Effective Date (i) a supply agreement with [*] or any other Compound manufacturer (“Compound CMO”) under which Compound CMO will supply Cytokinetics with Compound, and (ii) a commercial supply agreement for the starting material with the Cytokinetics identifier CK-3830958 with a contract manufacturer including pricing mechanism for future orders, including in each case (i) and (ii) for Japanese Commercialization. Within [*] following the execution of such Compound supply agreement between Cytokinetics and Compound CMO, the Parties will negotiate in good faith and execute a commercial supply agreement for the Compound (the “API Supply Agreement”), and accompanying quality agreement pursuant to which (a) Cytokinetics will supply to Bayer the Compound Manufactured by or on behalf of Cytokinetics at the Agreed Transfer Price and (b) Bayer shall purchase such Compound from Cytokinetics, for the sole purpose of Exploitation of Licensed Product in the Field in the Licensed Territory in accordance with this Agreement. The API Supply Agreement shall, at a minimum, reflect the supply terms set forth on Schedule 7.1(a) hereto, including for clarity, forecasting, purchase order delivery, representations and warranties, indemnification, remedies with respect to supply failure, and other customary terms for such agreements. [*]. Cytokinetics will use Commercially Reasonable Efforts to negotiate and execute within twenty-four (24) months following the Effective Date a supply agreement for Compound with a second source Compound CMO. Cytokinetics will keep Bayer regularly updated about the status of such negotiations pursuant to the preceding sentence, including contract terms under negotiation with material impact on Bayer relating to Bayer’s orders of Compound for the Licensed Territory, and will consider in good faith any reasonable proposals from Bayer in that regard. Following execution of the supply agreement of Cytokinetics with a new Compound CMO, the Parties will, upon request of Bayer, negotiate in good faith an amendment to the API Supply Agreement based on the terms negotiated with the new Compound CMO.

(b)
Bayer shall establish its own source of finished Licensed Product supply either via its own Manufacturing sites [*] or through direct relationship of Bayer with appropriate contract manufacturers, provided that, [*]. If, however, notwithstanding having used Commercially Reasonable Efforts, Bayer is unable to procure adequate supply of Licensed Product for Commercialization, the Parties will, as soon as reasonably practicable after the Effective Date, negotiate in good faith and execute a commercial supply agreement for Licensed Product (the “Licensed Product Supply Agreement”) and accompanying quality agreement pursuant to which (a) Cytokinetics will supply to Bayer finished Licensed Product Manufactured by or on behalf of Cytokinetics at the Agreed Transfer Price for a period of time [*] (or such longer period as may be mutually agreed by the Parties) and (b) Bayer shall purchase such finished Licensed Product from Cytokinetics, for the sole purpose of Exploitation of Licensed Product in the Field in the Licensed Territory. [*].
(c)
Cytokinetics will supply to Bayer finished Licensed Product and finished placebo Manufactured by or on behalf of Cytokinetics at the Agreed Transfer Price for the Compound, finished Licensed Product and finished placebo and Bayer shall purchase such Bayer Licensed Product and placebo from Cytokinetics, each for the sole purpose of Development of Licensed Product in the Field in the Territory, including Clinical Trials, under the supply terms set forth on Schedule 7.1(c). Cytokinetics shall ensure that all such Compound, placebo and finished Licensed Products shall be Manufactured in accordance with cGMP and Applicable Laws as well as in accordance with the specifications for the finished Licensed Product.
(d)
Nothing in this Agreement prevents Bayer from Manufacturing the Licensed Products (through its own site or directly ordering from contract manufacturers) for Development or Commercialization of the Licensed Products in the Field in the Licensed Territory in accordance with this Agreement. If (i) Cytokinetics fails to establish a supply relationship with Compound CMO pursuant to this Section 7.1(a), (ii) the Parties do not manage (despite Bayer negotiation in good faith) to agree on an API Supply Agreement pursuant to this Section 7.1(a), or (iii) any Supply Failures, in each such case (i)-(iii), the Parties will discuss solutions to resolve the issue in good faith in the JMC, and if no such solution is found [*] from a written request by Bayer, then Bayer shall be entitled to source or Manufacture Compound for Development and Commercialization in the Field in the Licensed Territory either on its own or by directly ordering Compounds from qualified contract manufacturers.
7.2
New Contract Manufacturers. Each Party shall inform the other Party through the JMC reasonably in advance about any plan to establish a supply relationship with any new contract manufacturer for the Compound or, for so long as the Licensed Product Supply Agreement remains in effect, Licensed Product (whether finished or bulk).

7.3
Supply Constraints. In the event the Parties are procuring Licensed Product from the same third party contract manufacturer and a Party has any indications for a potentially upcoming shortage in materials required for manufacturing of Licensed Product and/or production capacity, then such Party will inform the other Party about such concern through the JMC, and the Parties will through the JMC discuss the situation, including exchange of forecasted amounts of Licensed Products needed for the period of such potential shortage. If the Parties identify a conflict for schedule availability and capacity with the Third Party contract manufacturer, then Parties will discuss solutions in good faith in the JMC and, through the JMC, the Parties shall [*].
7.4
Supply Shortfall. In the event of a supply shortfall of a contract manufacturer that is at the time of such shortfall used both by Cytokinetics and by Bayer, the Parties shall, through the JMC and as each Party’s sole exclusive remedy with respect to such shortfall, discuss and coordinate in good faith an appropriate action for supply, [*].
7.5
Subcontracts; Affiliates. In accordance with the API Supply Agreement or Licensed Product Supply Agreement or clinical supply terms pursuant to Schedule 7.1(c) as relevant, Cytokinetics may perform any of its supply obligations through one or more Third Parties, provided that (a) Cytokinetics remains responsible for the work allocated to, and payment to, such Third Party to the same extent it would if it had done such work itself, (b) the Third Party subcontractor undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 13 hereof and (c) the Third Party subcontractor undertakes in writing to assign or exclusively license back (with the right to sublicense) all intellectual property with respect to Licensed Products developed in the course of performing any such Manufacturing of Licensed Products (subject to, where applicable, commercially reasonable terms providing subcontractors ownership of applicable general improvements to intellectual property owned or controlled by such subcontractors, or non-product specific intellectual property, generated by such subcontractors during performance of such work).
7.6
Manufacturing Technology Transfer.
(a)
The Parties shall coordinate and agree within [*] following the Effective Date with respect to Licensed Product and within [*] upon Bayer written request following a Supply Failure with respect to Compound upon a Manufacturing technology transfer plan pursuant to which Cytokinetics will transfer the then-current Manufacturing process for the Licensed Product (“Manufacturing Technology Transfer Plan”) to Bayer (or an Affiliate of Bayer or other designee, including a Third Party contract manufacturer, subject to demonstration to Cytokinetics’ reasonable satisfaction that such Affiliate or other designee has the appropriate capability and qualifications to assume such Manufacture), including Cytokinetics Know-How reasonably necessary to Manufacture the Licensed Product or, in case of a Supply Failure, Compound (as applicable), and provide Bayer with reasonable technical assistance in the use and understanding of such Cytokinetics Know-How in the Manufacture of the Licensed Product or

Compound (as applicable) in accordance with such process (the “Manufacturing Technology Transfer”). The Manufacturing Technology Transfer will include reasonable access to Cytokinetics’ technical personnel involved in the Manufacture of the Licensed Product or, in case of a Supply Failure, Compound (as applicable). Bayer acknowledges that [*]. For clarity, the Manufacturing Technology Transfer for Licensed Product or, in case of a Supply Failure, Compound (as applicable) shall in any case only take place upon written request of Bayer. Following the Manufacturing Technology Transfer pursuant to this Section 7.6, Bayer will be solely responsible for the Manufacture and clinical and commercial supply of the Licensed Products for use in the Field in the Licensed Territory (and all such Manufacture of the Licensed Products shall comply with Applicable Laws, including cGMP).
(b)
The Parties shall use Commercially Reasonable Efforts to complete the Manufacturing Technology Transfer as soon as reasonably practicable after Bayer’s request for the Manufacturing Technology Transfer pursuant to Section 7.6(a) above, per the agreed Manufacturing Technology Transfer Plan approved and endorsed by the JMC. The Manufacturing Technology Transfer shall be carried out in accordance with Applicable Law, including the requirements of any Regulatory Authority.
(c)
Cytokinetics’ Manufacturing Technology Transfer shall include (i) disclosure of all information and materials as reasonably available within Cytokinetics and its Affiliates and necessary or useful for the manufacturing process of the Licensed Product or Compound (as applicable), and (ii) up to [*] hours of assistance by Cytokinetics personnel. Cytokinetics shall use reasonable efforts to obtain all necessary consent from any Third Party to enable to disclose any such information and materials to Bayer or its designees. Upon Bayer´s written request, Cytokinetics will provide Bayer with technology transfer assistance in addition to the assistance as set out in the first sentence of this Section 7.6(c) with regard to the Manufacturing of the Licensed Product or Compound (as applicable). Bayer shall reimburse Cytokinetics for all of the reasonable costs, [*] incurred by Cytokinetics to provide such Manufacturing Technology Transfer and any additional assistance as provided in this Section 7.6(c), calculated on the basis of [*].
7.7
Manufacturing Improvements. The Parties agree that any Processing, Operations, Quality or Regulatory improvements in connection with Manufacturing of the Licensed Product for Development and Commercialization in the Field in the Licensed Territory, identified or developed by such Party, will be shared with the other Party prior to implementation through the JMC.
7.8
Safety Stock. [*]

7.9
Product Tracking. Bayer shall, and shall ensure that its Affiliates and Sublicensees, maintain adequate records to permit the Parties to trace the distribution, sale, and use of all Licensed Products in the Licensed Territory.

Article 8

LICENSES AND EXCLUSIVITY

8.1
Licenses to Bayer. Subject to the terms and conditions of this Agreement, during the Term, Cytokinetics hereby grants Bayer:
(a)
a non-transferable (except as provided in Section 16.6), exclusive (even as to Cytokinetics but subject to Cytokinetics’ retained rights set forth in Section 8.2), royalty-bearing, sublicensable through multiple tiers (solely as permitted in accordance with Section 8.3) license, under the Cytokinetics Technology, to Exploit the Compound and Licensed Products in the Field in the Licensed Territory, but excluding any right to make or create derivatives or modifications of the Compound or Licensed Products unless otherwise mutually agreed in writing by the Parties; and
(b)
a non-transferable (except as provided in Section 16.6), non-exclusive, royalty-free, sublicensable through multiple tiers (solely as permitted in accordance with Section 8.3) license, under the Cytokinetics Technology, solely to the extent necessary to Manufacture [*] Licensed Products (and to import and export the Compound and Licensed Products solely for such purposes) outside the Licensed Territory (except Mainland China, the Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan) for the sole purpose of Developing or Commercializing the Licensed Products in the Field in the Licensed Territory, subject to the exclusions specified in Section 8.1(a).
8.2
Cytokinetics Retained Rights; License to Cytokinetics.
(a)
Notwithstanding the exclusive license granted to Bayer pursuant to Section 8.1, and without limiting the generality of Section 8.7, Cytokinetics and its Affiliates shall retain (i) under the Cytokinetics Technology any and all rights not expressly granted to Bayer hereunder and, for clarity, Cytokinetics and its Affiliates retain the exclusive right to practice, license and otherwise Exploit the Cytokinetics Technology outside the scope of the license granted to Bayer under Section 8.1 and (ii) the right to conduct ACACIA-HCM and CEDAR-HCM in and outside of the Licensed Territory in accordance with the terms and conditions of this Agreement.

(b)
Subject to the terms and conditions of this Agreement, Bayer hereby grants to Cytokinetics a non-transferable (except as provided in Section 16.6), non-exclusive, royalty-free license, under the Bayer Technology, with the right to sublicense through multiple tiers, to (i) perform (or to have performed by permitted subcontractors hereunder) the activities that Cytokinetics and its Affiliates are responsible for, or otherwise have the rights to perform, under this Agreement, including in furtherance of the Development to be conducted by Cytokinetics and its Affiliates under this Agreement, and (ii) Develop and Manufacture the Compound and Licensed Products (and to import and export the Compound and Licensed Products solely for such purposes) in the Field in the Licensed Territory solely for the purpose of otherwise Exploiting the Compound and Licensed Products in the Field outside of the Licensed Territory.
(c)
Subject to the terms and conditions of this Agreement, and without limiting Section 8.2(b), Bayer hereby grants Cytokinetics a non-transferable (except as provided in Section 16.6), non-exclusive (even as to Bayer and its Affiliates), sublicensable through multiple tiers (solely as permitted in accordance with Section 8.3), royalty-free license, under the Bayer Technology, to (i) Exploit the Licensed Products anywhere outside of the Licensed Territory during and after the Term and (ii) Manufacture and have Manufactured the Licensed Product anywhere in the world (including, for clarity, the Licensed Territory) during and after the Term for the sole purpose of otherwise Exploiting the Compound and Licensed Products outside of the Licensed Territory.
8.3
Sublicensing.
(a)
Scope of Permissible Sublicensing.
(i)
Subject to Section 8.3(b), the license granted by Cytokinetics to Bayer in Section 8.1 and Section 8.4 may be sublicensed to [*].
(ii)
Subject to Section 8.3(b), the licenses granted by Bayer to Cytokinetics in Section 8.2 may be sublicensed by Cytokinetics to [*].
(iii)
Any act or omission by a Sublicensee (or an Affiliate that is granted a sublicense) that, if committed by the sublicensing Party, would be a breach of this Agreement, [*].
(b)
Sublicense Agreements. Bayer shall provide Cytokinetics with a copy of any sublicense it enters into with an Affiliate or a Third Party, within thirty (30) days after the execution thereof, provided that such copy may be subject to reasonable redaction to protect sensitive or proprietary information from any such agreement which terms are not necessary for Cytokinetics to confirm Bayer’s compliance with its obligations hereunder. For clarity, in the case of any subcontractor, this Section 8.3(b) shall not apply but Bayer shall comply with Section 8.8.

8.4
Grant of License to Licensed Product Trademark.
(a)
Grant of License. Subject to the terms and conditions of this Agreement, Cytokinetics and its Affiliates hereby grant to Bayer an exclusive (even as to Cytokinetics), royalty-free license, sublicensable through multiple tiers (solely as permitted in accordance with Section 8.3) to use the Licensed Product Trademark solely for Commercializing the Licensed Product in the Field in the Licensed Territory.
(b)
Covenants of Bayer. Bayer hereby agrees that it shall use the Licensed Product Trademarks for Commercializing the Licensed Product in the Field in the Licensed Territory. Bayer hereby agrees that, subject to Section 8.4(d), it shall use the Licensed Product Trademark solely for Commercializing the Licensed Product in the Field in the Licensed Territory, to the extent permitted under Applicable Law, and that any and all uses of the Licensed Product Trademark by Bayer, and any goodwill arising from or associated therewith, shall inure solely to the benefit of Cytokinetics. Except agreed otherwise in this Agreement between the Parties according to Section 10.7 below, Bayer hereby agrees that, nothing in this Agreement shall give Bayer any right, title, or interest in the Licensed Product Trademark other than the rights granted in accordance with this Agreement including the use of the Licensed Product Trademark in accordance with this Agreement. Bayer further agrees that it will not: (i) file any application for registration, re-registration, or renewal of the Licensed Product Trademark in its own name except agreed otherwise in this agreement between the Parties according to Section 10.7 below, (ii) in any way challenge or oppose or assist any Third Party in challenging or opposing Cytokinetics’ rights in the Licensed Product Trademark or any application for registration, re-registration, or renewal of the Licensed Product Trademark; (iii) apply for or otherwise seek (or assist any Third Party in applying for or otherwise seeking) complete or partial revocation, cancellation, invalidation, or removal of the Licensed Product Trademark from any register; (iv) bring (or assist any Third Party in bringing) any proceeding or action in relation to the use or ownership of the Licensed Product Trademark; or (v) claim (or assist any Third Party in claiming) any right, title or interest in, or use or apply for the registration of, the Licensed Product Trademark anywhere in the world except agreed otherwise in this agreement between the Parties according to Section 10.7 below. Except as expressly permitted in this Agreement, Bayer shall not use Cytokinetics’ corporate name or logo on the Licensed Product packaging or trade dress, advertisement and promotional materials without Cytokinetics’ prior written consent, which shall not be unreasonably delayed, withheld or conditioned, unless required by Applicable Laws, and provided that any such use by Bayer shall be in a manner agreed by the Parties.

(c)
Use of Licensed Product Trademark. Bayer shall use the Licensed Product Trademark solely in the manner specified in this Agreement in connection with the Licensed Product in the Field in the Licensed Territory, and not for any other goods or services. Additionally, Bayer shall not use the Licensed Product Trademark in a way that is reasonably likely to prejudice the distinctiveness of the Licensed Product Trademark or validity or the goodwill of Cytokinetics associated therewith and shall use the Licensed Product Trademark with the trademark symbol ® or TM, where appropriate, but at least once per package or promotional document. Cytokinetics will develop guidelines in compliance with Applicable Laws which are customary for therapeutic products similarly situated to the Licensed Product for the use of the Licensed Product Trademark in the Field in the Licensed Territory, including any restrictions as to color, size, font and placement of the Licensed Product Trademark and as to customary use with other marks including marks pertaining to medical congress booth displays (the “Trademark Guidelines”). Bayer, shall, and shall require its Affiliates, Sublicensee or distributor to ensure that all products, product packaging, literature, brochures, signs, and advertising materials that bear, display, or include any reference to the Licensed Product Trademark in connection with promotion or Commercialization of the Licensed Product in the Field in the Licensed Territory (collectively, “Promotional Materials”) shall be consistent with the Trademark Guidelines. Bayer acknowledges and agrees that it shall be responsible for ensuring, and shall ensure, compliance of the Promotional Materials with Applicable Laws. Bayer will not without Cytokinetics’ prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) use the Licensed Product Trademark or distribute or otherwise use any samples or materials or other media bearing or displaying the Licensed Product Trademark inconsistent with the Trademark Guidelines.
(d)
Global Brand Elements. Bayer acknowledges that Cytokinetics may develop a global branding strategy for the Licensed Product and adopt key distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of the Licensed Product throughout the world (such branding elements, collectively, the “Global Brand Elements”). Cytokinetics shall own all rights in the Global Brand Elements and shall register and maintain the Global Brand Elements in any country in the world as it determines reasonably necessary, at Cytokinetics’ own cost and expense. Subject to the terms and conditions of this Agreement, Cytokinetics hereby grants Bayer an exclusive, royalty free license, with the right to sublicense pursuant to Section 8.3 solely to use the then-current Global Brand Elements in Commercializing the Licensed Product in the Field in the Licensed Territory. Bayer shall Commercialize the Licensed Product in the Licensed Territory using the Global Brand Elements in a manner consistent with Cytokinetics’ global branding strategy for the Licensed Product and the Trademark Guidelines.

8.5
Negative Covenant. Each Party covenants that it shall not, directly or indirectly, use or practice any of the other Party’s intellectual property rights licensed to it under this Article 8 in a manner that would constitute infringement or misappropriation of such intellectual property rights. Without limiting the generality of the foregoing, (a) Bayer shall not (and shall ensure that other Bayer Parties will not) Exploit any Compound or Licensed Product outside the Licensed Territory or Develop outside the scope of the Development Plan, except as permitted under Section 8.1(b) or as otherwise expressly permitted in this Agreement, (b) Cytokinetics shall not (and shall ensure that its Affiliates and Sublicensees will not) Exploit any Compound or Licensed Product within the Licensed Territory, except as permitted under Section 8.2 or otherwise in this Agreement, and (c) with respect to any New Indication pursuant to Section 3.1, if Cytokinetics [*] with respect to any such New Indication, then Bayer shall not Exploit any Compound or Licensed Product in such New Indication.
8.6
No Implied Licenses. Except as expressly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.
8.7
Future In-License Agreements.
(a)
If either Party becomes aware of any Patent, Know-How or any other intellectual property right that is owned or controlled by a Third Party and is reasonably necessary or useful for the Development, Manufacture or Commercialization of the Licensed Product in the Field (such Patent, Know-How, or other intellectual property right, “Third Party IP”), then such Party shall bring such matter to the attention of the other Party and the Parties shall discuss whether it is advisable for the Parties to obtain a license under Third Party IP for the Licensed Product.
(b)
[*].
(c)
If Cytokinetics obtains such a worldwide license (each, an “In-License Agreement”), such Third Party IP, to the extent falling within the definition of Cytokinetics Technology, shall be included in Cytokinetics Technology and sublicensed to Bayer under the terms and conditions of this Agreement, provided that Cytokinetics shall be entitled to invoice to Bayer [*].
8.8
Subcontractors. Subject to the terms and conditions of this Agreement (including Section 8.3), Bayer shall have the right to engage subcontractors for purposes of conducting Development, Commercialization and other activities for Bayer under this Agreement, provided that [*]. Bayer shall be directly responsible and liable for the performance of its subcontractors.
8.9
[*].
(a)
[*]

(b)
[*]
(i)
[*]
(ii)
[*]

Article 9

FINANCIALS

9.1Upfront Payment.

(a)
In partial consideration of the rights granted hereunder, Bayer shall pay to Cytokinetics a one-time, non-refundable, non-creditable upfront payment of fifty million Euros (€50,000,000) within [*] of receipt of the relevant invoice from Cytokinetics, sent on or after of the Effective Date.
(b)
Cytokinetics will invoice Bayer for all ACACIA-HCM Startup Costs and Bayer shall pay such invoiced amount in accordance with Section 9.10 “Payment Date”.

9.2Development and Regulatory Milestone Payments.

(a)
Licensed Product Milestone Payments. In partial consideration for the licenses granted hereunder, Bayer shall make the following one-time, non-refundable and non-creditable (and not subject to set-off) milestone payments to Cytokinetics on achievement of the development and regulatory milestone events as set forth in this Section 9.2(a) for the first Licensed Product to achieve the corresponding milestone event:

Development and Regulatory Milestone Event	Development and Regulatory Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

(b)
Clarification. Each development and regulatory milestone payment in Section 9.2(a) shall be paid only once, without regard to whether more Licensed Products ultimately achieve the applicable development and regulatory milestone event. The maximum total amount of development and regulatory milestone payments to Cytokinetics pursuant to Section 9.2(a) shall be [*]. Each development and regulatory milestone payment set forth above shall be due and payable irrespective of whether the applicable development and regulatory milestone event is achieved by a Party or its Affiliates or Sublicensees.
(c)
Notice; Payment. With respect to the second, third and fourth development and regulatory milestone events above, Cytokinetics shall notify and invoice Bayer within [*] after the first achievement of each such milestone event (provided that, in each case, any failure to notify Bayer shall be without prejudice to any such milestone payment obligation once achievement of such milestone event is notified) and Bayer shall pay to Cytokinetics the corresponding development and regulatory milestone payments above in accordance with Section 9.10. With respect to the remaining development and regulatory milestone events above (i.e., first and fifth through sixth development and regulatory milestone events), Bayer shall notify Cytokinetics within [*] days after the first achievement of each such milestone event. Following Cytokinetics’ receipt of Bayer’s notification of achievement of the respective milestone event the respective invoice shall be sent by Cytokinetics to Bayer, and Bayer shall pay to Cytokinetics the corresponding development and regulatory milestone payments above in accordance with Section 9.10 “Payment Date”.

9.3Sales Milestone Payments.

(a)
Licensed Product Sales Milestone Events. In partial consideration for the rights granted hereunder, Bayer shall pay to Cytokinetics the following one-time, non-refundable and non-creditable (and not subject to set-off) sales milestone payments set forth in the table below on the first occurrence of the corresponding sales milestone event.

Sales Milestone Event	Sales Milestone Payment
1. [*]	[*]
2. [*]	[*]
3. [*]	[*]

For the avoidance of doubt, the Annually aggregated Net Sales value for each Licensed Product shall be reset on an Annual basis.

(b)
Clarification. Each sales milestone in this Section 9.3(a) shall be paid no more than once during the Term. The maximum total amount of payments to Cytokinetics pursuant to Section 9.3(a) shall be [*]. For clarity, the sales milestone payments are additive, such that if more than one sales milestone event is achieved in the same time period, then the corresponding sales milestone payments for all such achieved sales milestone events shall be payable.
(c)
Notice; Payment. As part of the royalty report provided under Section 9.5, Bayer shall provide written notice to Cytokinetics if any sales milestone event is achieved during the time period to which such royalty report pertains. Bayer shall pay to Cytokinetics the corresponding sales milestone payments for such achieved sales milestone events in accordance with Section 9.10 “Payment Date”.

9.4Royalties.

(a)
Generally. In partial consideration for the rights granted hereunder, subject to the terms and conditions set forth in this Section 9.4 and elsewhere in this Agreement, Bayer shall pay to Cytokinetics non-refundable, non-creditable royalties on Annually aggregated Net Sales for each Licensed Product sold by a Bayer Party in the Licensed Territory in a Calendar Year, as calculated by multiplying the applicable royalty rates set forth below by the Net Sales in the Licensed Territory of such Licensed Product in such Calendar Year.

Annually aggregated Net Sales of Licensed Products in the Licensed Territory in a Calendar Year	Applicable Royalty Rate
1. [*]	[*]
2. [*]	[*]
3. [*]	[*]
4. [*]	[*]
5. [*]	[*]

For the avoidance of doubt, the Annually aggregated Net Sales value for each Licensed Product shall be reset on an Annual basis.

(b)
Royalty Term. Royalties under Section 9.4(a) shall be payable, on the Net Sales of the Licensed Product in the Licensed Territory during the period of time beginning with First Commercial Sale of the Licensed Product in the Licensed Territory and ending on the latest of [*] (“Royalty Term”). Upon expiration of the Royalty Term, Bayer shall have a fully paid-up, perpetual, irrevocable, non-exclusive license (including the right to grant sublicenses without the conditions set forth in Section 8.3) in the Field under the Licensed Technology to Exploit the Compound(s) and Licensed Product(s).
(c)
Royalty Reductions.
(i)
[*]
(ii)
[*]
(iii)
[*]
(iv)
[*]
(v)
[*]
(d)
Additional Royalty Provision. Royalties when owed or paid hereunder shall be non-refundable and non-creditable and, except as set forth otherwise in Section 9.4(c), not subject to set-off.

9.5Royalty Payments and Reports. Starting from the date of First Commercial Sale of a Licensed Product in the Licensed Territory, (i) within [*] days after the end of each Calendar Quarter, Bayer shall provide to Cytokinetics a preliminary statement (in English) based on preliminary data, and (ii) within [*] days after the end of each Calendar Quarter Bayer shall provide to Cytokinetics the final true-up reporting (in English), in each case (i) and (ii) setting forth the following information for the applicable Calendar Quarter, on a Licensed Product-by-Licensed Product basis: (a) the amount of gross sales of such Licensed Product in the Licensed Territory, (b) a calculation of the royalty payment due on such Net Sales in Euros, including the exchange rate used in such calculation in accordance with Section 9.6, (c) withholding taxes, if any, required by Applicable Law to be deducted with respect to such royalties and (d) the Annually aggregated Net Sales and whether any sales milestone event under Section 9.3 has been achieved. Following delivery of the applicable royalty report for the applicable Calendar Quarter, Cytokinetics will invoice Bayer for (i) the royalties owed with respect to Net Sales for such Calendar Quarter and (ii) if any sales milestone event under Section 9.3 has been achieved during such Calendar Quarter, the corresponding sales milestone payments under Section 9.3. Bayer shall pay such invoiced amount in accordance with Section 9.10 “Payment Date”. If no royalties are due for any Calendar Quarter hereunder following the First Commercial Sale of a Licensed Product in the Licensed Territory, Bayer will so report.

9.6Currency Conversion. All payments under this Agreement will be made in Euros. Where the payments due are calculated based on a currency other than Euros, the amount due will be converted to Euros using the average exchange rate for the applicable Calendar Quarter as consistently applied per Bayer’s internal accounting approach and reporting process in accordance with IFRS and being part of the regular review of a certified public auditing company.

9.7Interest. All payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall be subject to late payment interest at the [*]. Interest shall be calculated based on the actual number of days in the interest period divided by 360 and shall be calculated from the respective Payment Date (inclusive) until the date of payment (exclusive).

9.8Taxes.

(a)
VAT. All agreed consideration is exclusive of Value Added Tax (“VAT”). VAT, where applicable, shall be invoiced additionally in accordance with the applicable VAT laws and shall be paid to Cytokinetics if Cytokinetics is required to remit such VAT to the respective tax authority. Cytokinetics shall issue accurate invoices in compliance with the applicable VAT laws.
(b)
Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement, including applicable withholding taxes, VAT, stamp duty or other taxes required by Applicable Law. In particular, with respect to any reimbursement payments made by Bayer pursuant to Section 7.6(c) and Section 8.7(c), Bayer shall deduct any actual withholding tax, VAT or transfer taxes which are required by Applicable Law.
(c)
Tax Cooperation.
(i)
The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made under this Agreement. To the extent Bayer is obligated to deduct and withhold taxes on any payment to Cytokinetics, Bayer shall deduct those taxes from the remittable payment, pay the taxes to the proper tax authority in a timely manner, and promptly send proof of payment to Cytokinetics. If and to the extent Bayer has not deducted withholding tax, but is still required by law to pay withholding tax to the tax authorities, Cytokinetics shall reimburse such withholding tax amount.

(ii)
Cytokinetics shall provide Bayer any tax forms that may be reasonably necessary in order for Bayer to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty between the Licensed Territory and the United States and countries in which Cytokinetics has operations. Cytokinetics shall use reasonable efforts to provide any such tax forms to Bayer at least fifteen (15) Business Days before the due date. At the request of Cytokinetics, Bayer shall provide reasonable assistance and cooperation to enable the recovery, to the extent permitted by Applicable Law, of withholding taxes or similar obligations resulting from payments made under this Agreement.
(d)
Withholding Action. If, as a result of any action by Bayer, including assignment or transfer of this Agreement, change in the residence of Bayer for tax purposes, change in the entity making such payment, or failure on the part of Bayer to comply with Applicable Law (except a failure of withholding tax deduction), or filing or record retention requirements, the amount of any tax (including income tax, value added tax) that Bayer is required to deduct or withhold from a payment made by Bayer to Cytokinetics under this Agreement is increased, then the sum payable by Bayer to Cytokinetics shall be increased to the extent necessary to ensure that Cytokinetics receives a sum equal to the sum that Cytokinetics would have received had no such action occurred.

9.9Payment Details. All payments due to Cytokinetics under this Agreement shall be paid upon the receipt of a respective invoice in Euros by wire transfer to the following bank account, or to such other bank account specified in writing by Cytokinetics to Bayer at least fifteen (15) Business Days prior to the Payment Date:

Wiring Instructions

[*]

[*]

mentioning such other information required and as may be amended and/or provided by Bayer to Cytokinetics from time to time.

Each invoice for payments mentioning the aforementioned address and reference shall be sent electronically in portable document format (pdf) via email without electronic signature (“pdf-invoicing”) to:

[*]

thus replacing a corresponding paper form.

9.10Payment Date. If not defined differently in respective sections in this Agreement, payment by Bayer shall be made within [*] days after receipt of invoice.

9.11Financial Records; Audits.

(a)
Bayer Record Keeping. Bayer and its Affiliates will, and will cause their respective Sublicensees to, keep complete, true and accurate books and records in accordance with the Accounting Standards of the items underlying (i) Net Sales and (ii) other amounts payable under this Agreement. Bayer and its Affiliates will, and will cause their respective Sublicensees to keep, such books and records for at least [*] years following the Calendar Quarter to which they pertain.
(b)
Cytokinetics Record Keeping. Cytokinetics and its Affiliates will, and will cause their respective licensees and Sublicensees to, keep complete, true and accurate books and records in accordance with its accounting standards of the items underlying costs to be reimbursed by Bayer, including pursuant to Section 3.3(c), Section 3.3(d), Section 3.10(c), Section 7.6(c) and Section 8.7(c). Cytokinetics and its Affiliates will, and will cause their respective licensees and Sublicensees to keep, such books and records for at least [*] years following the Calendar Quarter to which they pertain.
(c)
Audits. Each Party (or, with respect to Cytokinetics, Royalty Pharma or other designee) will have the right no more than once per Calendar Year, at its own expense, to have an internationally-recognized independent, certified public accountant, selected by such Party and reasonably acceptable to the audited Party (the “Auditor”), review any such books and records of the audited Party in the location(s) where such records are customarily maintained by the audited Party upon reasonable prior written notice (not less than thirty (30) days’ prior written notice), during regular business hours, not interfering unreasonably with the audited Party’s business activities and under commercially reasonable obligations of confidentiality and non-use, except to the extent disclosure is required by Applicable Law, for the sole purpose of verifying the basis and accuracy of payments invoiced or made under this Agreement and the content of the reports by the audited Party hereunder, including any royalty report provided pursuant to Section 9.5, within the prior [*]-year period after receipt of such report. The records covering any specific period of time may be audited no more than once.
(d)
Audit Report. The report prepared by the Auditor, a copy of which will be sent or otherwise provided to each Party by such Auditor at the same time before such report is considered final, will be limited to a summary containing the conclusions of such Auditor regarding the audit and will specify that the amounts reported, invoiced or paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies. The Auditor shall not be permitted to include any extrapolation calculations in their calculation of amounts allegedly underpaid to the auditing Party. Before sharing the report with the auditing Party, the auditor shall communicate the draft report to the audited Party, and the audited Party shall be given a period of twenty (20) Business Days to review and respond to the auditor’s findings before the final report may be provided to the auditing Party (such reports to include the audited Party’s response to the findings). With respect to

Cytokinetics as the Party appointing an Auditor, Cytokinetics shall have the right to share the audit report with Royalty Pharma in order to comply with Cytokinetics’ obligations under the Royalty Pharma Agreement. If such report reveals any underpayment, then the audited Party will remit to the auditing Party, within thirty (30) days after receipt of a respective invoice to be prepared and sent after receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment exceeds [*] of the total amount owed for the period then being audited, the actual costs incurred by the auditing Party in conducting such review. If such report shows any overpayment, then, as may be requested by the audited Party, the auditing Party will credit the overpaid amount against future payments owed to the auditing Party or the auditing Party shall reimburse the amount of such overpayment within thirty (30) days after the audited Party’s request. The Parties mutually agree that all information subject to review under this Section 9.11 is Confidential Information of the audited Party and that the auditing Party will retain and cause the Auditor to retain all such information in confidence in accordance with confidentiality and non-use obligations no less stringent than those contained in Article 13.

Article 10

INTELLECTUAL PROPERTY

10.1
Ownership.
(a)
Subject only to the rights expressly granted to Bayer under this Agreement, Cytokinetics will retain all rights, title and interests in and to the Cytokinetics Patents and Cytokinetics Know-How. Each Party will retain all rights, title and interests in and to the Patents, Know-How and other intellectual property rights that are owned or otherwise Controlled by such Party as of the Effective Date or that are generated or acquired by such Party outside the scope of this Agreement.
(b)
Inventorship of any Arising Product IP shall be determined in accordance with the United States patent law. As between the Parties, ownership of Arising Product IP shall follow inventorship (i.e., (i) each Party will solely own all Arising Product IP invented or otherwise generated solely by or on behalf of such Party or its Affiliates or Sublicensees), whether directly or via its or their respective independent contractors, directors, officers, employees or agents in the course of conducting such Party’s activities or exercising such Party’s rights under this Agreement, and (ii) the Parties will jointly own all Arising Product IP invented or otherwise generated jointly by or on behalf of the Parties (or their respective Affiliates, independent contractors or Sublicensees or its or their respective directors, officers, employees or agents) in the course of performing activities or exercising rights under this Agreement). Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit any Arising Product IP jointly owned by the Parties (including any Patent claiming such jointly owned Arising Product IP), without a duty of accounting or seeking consent from the other Party.

(c)
Disclosure Obligation. Each Party shall promptly disclose to the other Party all Arising Product IP invented or generated (whether solely or jointly) by or on behalf of such Party or its Affiliates or Sublicensees under this Agreement, including any invention disclosures, or other similar documents, submitted to it or them by its or their respective employees, agents or independent contractors describing such Arising Product IP, and shall promptly respond to reasonable requests from the other Party for additional information relating to such Arising Product IP.
10.2
Prosecution and Maintenance of the Patents.
(a)
Cytokinetics Prosecuted Patents.
(i)
As between the Parties, Cytokinetics shall have the first right to Prosecute and Maintain all (A) Cytokinetics Patents and (B) Patents within the Arising Product IP solely owned by Cytokinetics (including, for clarity, Patents within the Cytokinetics Arising Product IP) or jointly owned by the Parties (collectively, the “Cytokinetics Prosecuted Patents”) throughout the world. Cytokinetics shall be responsible for the cost and expenses of such Prosecution and Maintenance.
(ii)
Cytokinetics shall consult with Bayer and keep Bayer reasonably informed of the status of the Prosecution and Maintenance of the Cytokinetics Prosecuted Patents in the Licensed Territory and shall promptly provide Bayer with all material correspondence received from any patent authority in the Licensed Territory in connection therewith. In addition, Cytokinetics shall promptly (to the extent reasonably practicable, at least fifteen (15) days prior to a deadline or a shorter period in case of an official deadline of a patent authority) provide Bayer with drafts of all proposed material filings and correspondence to any patent authority in the Licensed Territory with respect to the Prosecution and Maintenance of the Cytokinetics Prosecuted Patents for Bayer’s review and comment prior to the submission of such proposed filings and correspondences. Cytokinetics shall confer with Bayer and consider in good faith Bayer’s comments prior to submitting such filings and correspondences in the Licensed Territory, provided that Bayer shall provide such comments within thirty (30) days (or a shorter period if the official deadline set by a patent authority is shorter such that Bayer will provide its comments reasonably in advance of such official deadline) of receiving the draft filings and correspondences from Cytokinetics. Bayer shall provide Cytokinetics all reasonable assistance and cooperation in the patent Prosecution and Maintenance efforts under this Section 10.2(a) at its own expense, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution and Maintenance.

(iii)
If Cytokinetics intends to abandon or cease the Prosecution and Maintenance of any Cytokinetics Prosecuted Patent in the Licensed Territory, Cytokinetics shall provide prior written notice to Bayer of such intention (which notice shall be given at least sixty (60) days in advance of the next deadline to take any action in the relevant patent office necessary to maintain existing rights in any such Cytokinetics Prosecuted Patent). Upon Bayer’s written election provided no later than thirty (30) days after such notice from Cytokinetics, Cytokinetics shall permit Bayer to assume the Prosecution and Maintenance of such Cytokinetics Prosecuted Patent in the Licensed Territory at its own expense and using patent counsel of its choosing, . If Cytokinetics decides to abandon or cease the Prosecution and Maintenance and Bayer elects to assume the Prosecution and Maintenance of any Cytokinetics Prosecuted Patent in accordance with this Section 10.2(a)(iii), for the avoidance of doubt, such Cytokinetics Prosecuted Patent shall no longer be a Cytokinetics Patent for the purposes of royalty payment provisions under Section 9.4 of this Agreement.
(b)
Bayer Prosecuted Patents.
(i)
As between the Parties, Bayer shall have the first right to Prosecute and Maintain all Patents within the Arising Product IP solely owned by Bayer (the “Bayer Prosecuted Patents”) throughout the world. Bayer shall be responsible for the cost and expenses of such Prosecution and Maintenance.
(ii)
Bayer shall consult with Cytokinetics and keep Cytokinetics reasonably informed of the status of the Prosecution and Maintenance of the Bayer Prosecuted Patents and shall promptly provide Cytokinetics with all material correspondence received from any patent authority in connection therewith. In addition, Bayer shall promptly (to the extent reasonably practicable, at the latest fifteen (15) days prior a deadline or a shorter period in case of an official deadline of a patent authority) provide Cytokinetics with drafts of all proposed material filings and correspondence to any patent authority with respect to the Prosecution and Maintenance of the Bayer Prosecuted Patents for Cytokinetics’ review and comment prior to the submission of such proposed filings and correspondences. Bayer shall confer with Cytokinetics and consider in good faith Cytokinetics’ comments prior to submitting such filings and correspondences, provided that Cytokinetics shall provide such comments within thirty (30) days (or a shorter period if the official deadline set by a patent authority is shorter such that Cytokinetics will provide its comments reasonably in advance of such official deadline) of receiving the draft filings and correspondences from Bayer. Cytokinetics shall provide Bayer all reasonable assistance and cooperation in the patent Prosecution and Maintenance efforts under this Section 10.2(b) at its own expense, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution and Maintenance.

(iii)
If Bayer intends to abandon or cease the Prosecution and Maintenance of any Bayer Prosecuted Patent, Bayer shall provide prior written notice to Cytokinetics of such intention (which notice shall be given at least sixty (60) days in advance of the next deadline to take any action in the relevant patent office necessary to maintain existing rights in any such Bayer Prosecuted Patent). Upon Cytokinetics’ written election provided no later than thirty (30) days after such notice from Bayer, Bayer shall permit Cytokinetics to assume the Prosecution and Maintenance of such Bayer Prosecuted Patent at its own expense and using patent counsel of its choosing. If Bayer decides to abandon or cease the Prosecution and Maintenance [*].
(c)
Cooperation. Each Party will, and will cause its Affiliates and Sublicensees to, reasonably cooperate, with the other Party with respect to the preparation, filing, prosecution, extension and maintenance of the Cytokinetics Prosecuted Patents and Bayer Prosecuted Patents pursuant to this Section 10.2, including with respect to obtaining Patent term restoration and Patent term extension with respect to such Patents in any country or jurisdiction where applicable.
10.3
Patent Enforcement.
(a)
Notice. Each Party shall promptly notify the other Party if it becomes aware of (i) any alleged or threatened infringement by a Third Party of any of the Cytokinetics Prosecuted Patents or Bayer Prosecuted Patents, which infringement adversely affects or is reasonably expected to adversely affect the Licensed Product in the Field in the Licensed Territory and (ii) any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Cytokinetics Prosecuted Patents or Bayer Prosecuted Patents in the Licensed Territory (collectively, “Infringement”).
(b)
Enforcement Right. As between the Parties, Bayer shall have the first right to bring and control any legal action in connection with such Infringement in the Licensed Territory at its own expense as it reasonably determines appropriate, subject to discussion between the Parties with respect to alignment regarding global Patent enforcement strategy. If Bayer does not bring such legal action within ninety (90) days after the notice provided pursuant to Section 10.3(a), Cytokinetics shall have the right (but not an obligation) to bring and control any legal action in connection with such Infringement in the Licensed Territory at its own expense as it reasonably determines appropriate.

(c)
Cooperation. At the request and expense of the Party bringing an action under Section 10.3(b) above, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action. In connection with any such enforcement action, the enforcing Party shall keep the other Party reasonably informed on the status of such action and shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the Cytokinetics Prosecuted Patents or Bayer Prosecuted Patents without the prior written consent of the other Party. The non-enforcing Party shall be entitled to separate representation in such enforcement action by counsel of its own choice and at its own expense.
(d)
Allocation of Recoveries. Any settlements, damages or monetary awards recovered by either Party from enforcement action relating to a claim of Infringement under this Section 10.3 will, after reimbursing the Parties for their reasonable out-of-pocket expenses in making such recovery (which amounts will be allocated in the following order of priority: (i) first, the Party bringing suit or action shall be reimbursed for all costs and expenses (including reasonable attorney’s fees and costs) incurred in connection with such suit or action, (ii) then to the costs and expenses (if any) of the other Party), be retained by the Party that brought and controlled the action, provided that [*].
(e)
Other Enforcement Actions. As between the Parties, Cytokinetics shall have the exclusive right to bring and control any legal action to enforce the Cytokinetics Prosecuted Patents against any infringement that is not an Infringement or is outside the Licensed Territory, in each case, at its own expense and as it reasonably determines appropriate, and shall have the right to retain all recoveries.
10.4
Infringement of Third Party Rights.
(a)
Notice. Each Party shall notify the other Party of any allegations it receives from a Third Party that the Development, Manufacture or Commercialization of the Compound or Licensed Product in the Field in the Licensed Territory under this Agreement infringes the intellectual property rights of such Third Party, and each Party shall keep the other advised of all material developments in the conduct of any proceedings in defending any claim of such alleged infringement or misappropriation and shall cooperate with the other in the conduct of such defense. Such notice shall be provided promptly, but in no event after more than fifteen (15) days following receipt of such allegations. Such notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and, without limiting Section 10.5, enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties.

(b)
Defense Action. Bayer shall be solely responsible for the defense of any such infringement claims brought against Bayer, at Bayer’s own cost and expense; provided, however, that the provisions of Section 10.3 shall govern the right of Bayer to assert a counterclaim of infringement of any Patents; and, provided, further, that Bayer shall not agree to any settlement, consent to judgement or other voluntary final disposition in connection with such defense action without Cytokinetics’ consent (not to be unreasonably withheld or delayed). Bayer shall keep Cytokinetics informed on the status of such defense action, and Cytokinetics shall have the right, but not the obligation, to participate and be separately represented in such defense action at its sole option and at its own expense. Cytokinetics shall also have the right to control the defense of any infringement claim brought against Cytokinetics, at Cytokinetics’ own cost and expense.
10.5
Common Interest. All information exchanged between the Parties regarding the Prosecution and Maintenance and enforcement and defense of the Patents under this Article 10 will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such Prosecution and Maintenance and enforcement and defense, the interests of the Parties as licensor and licensee are to obtain the strongest Patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent rights under this Article 10, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 10 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information, and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.
10.6
Patents Licensed from Third Parties. Each Party’s rights under this Article 10 with respect to the Prosecution and Maintenance and enforcement and defense of any Cytokinetics Patent that is licensed by Cytokinetics from a Third Party entered into after the Effective Date and notified to Bayer shall be subject to the rights of such Third Party under the relevant agreement with such Third Party.
10.7
Prosecution, Enforcement, and Defense of Licensed Product Trademark.
(a)
Cytokinetics and its Affiliates will select all Licensed Product Trademarks to be used in connection with the Commercialization of any and all Licensed Products in the Field in the Licensed Territory. Notwithstanding Cytokinetics’ ownership of the Licensed Product Trademarks, for efficiency and ease of administration, Cytokinetics agrees that (i) any new applications to register the Licensed Product Trademarks in the Licensed Territory may list Bayer as the applicant, and (ii) Bayer may be recorded as the owner of any previously filed applications or registrations in the Licensed Territory for the Licensed Product Trademarks. For the avoidance of doubt, while Bayer may be listed as an owner of the Licensed Product Trademarks before the Japanese trademark office in the Licensed Territory, Bayer acts only as a trustee of Cytokinetics’ ownership rights in the Licensed Product Trademarks.
(b)
Cytokinetics authorizes Bayer to directly handle all prosecution, defense and maintenance with regard to the Licensed Product Trademarks in the Licensed Territory, and in no other geographic location, with the support of Bayer’s trademark attorney network in the Licensed Territory; provided that
(i)
Bayer promptly provides Cytokinetics with copies of all communications to and from trademark offices, including but not limited to applications, office actions, oppositions, cancellations, invalidity actions, registration certificates, assignments, and renewals;
(ii)
Cytokinetics is provided with draft trademark applications for the Licensed Product Trademarks and given at least two (2) weeks to provide comments on such applications prior to their filing with the Trademark offices;
(iii)
Cytokinetics is provided with drafts of any responsive communications Bayer proposes to file with the trademark office, including but not limited to office action responses, amendments, appeal materials, answers to oppositions, cancellation actions, and invalidity actions, for comment and approval at least twenty-one (21) days prior to any filing deadlines with the Trademark offices;
(iv)
Subject to Section 10.7(b)(v) below, Bayer may not file any responsive communications with the trademark office without Cytokinetics express written approval of those communications. Bayer shall amend these communications as requested by Cytokinetics; and
(v)
Cytokinetics must provide Bayer with any comments or revisions to such responsive communications within seven (7) days of any trademark office deadline. In the absence of any communications from Cytokinetics within seven (7) days of the Trademark office deadline, Bayer is free to file the responsive communications with the Trademark office.
(c)
To the extent required, Cytokinetics shall provide Bayer with any reasonable assistance in prosecution, defense, or maintenance of applications or registrations for the Licensed Product Trademarks in the Licensed Territory. The prosecution strategy for the Licensed Product Trademark will be determined by Cytokinetics and its Affiliates in collaboration with Bayer. Bayer will use Commercially Reasonable Efforts to prosecute and maintain the Licensed Product Trademark for the Licensed Product in the Licensed Territory.

(d)
In the event that Cytokinetics elects that any application for the Licensed Product Trademark shall not be further prosecuted and/or maintained in the Licensed Territory, Cytokinetics shall provide reasonable prior written notice to Bayer of its intention not to prosecute or maintain any such Licensed Product Trademark in the Licensed Territory. Upon request of Cytokinetics, Bayer will then cease any further prosecution and/or maintenance activities and either allow such applications or registrations for the Licensed Product Trademark to lapse or will record at its own cost before the competent trademark office Cytokinetics as owner of such trademark applications or registrations for the Licensed Product Trademark. However, it is the common understanding of the Parties that the Licensed Product Trademark in the Licensed Territory shall be prosecuted and/or maintained as long as Bayer markets the Licensed Product in the Licensed Territory.
(e)
Each Party shall consult with such other Party in good faith, with respect to any material, substantive issue or any opposition, cancellation, invalidity claim, concurrent use proceeding, co-existence request, consent to register, or other proceeding that may be raised or asserted against any application or registration for any Licensed Product Trademark in the Licensed Territory prior to taking any material action in response thereto.
(f)
Bayer and Cytokinetics shall promptly notify each other (i) of any claim, threat, lawsuit, filing, or other notice or allegation of infringement of which they become aware regarding Bayer’s or its Affiliate’s or Sublicensee’s use of the Licensed Product Trademark in the Licensed Territory or (ii) if the Parties become aware of the existence of any Third Party use or applications to register in the Licensed Territory any mark or name that consists of or incorporates the Licensed Product Trademark, or any mark or name which is confusingly similar thereto. Cytokinetics and its Affiliates shall have the right, but not the obligation, to take any action or bring any infringement, unfair competition, or other claims or proceedings involving the Licensed Product Trademark and, if requested by Cytokinetics, Bayer shall cooperate with Cytokinetics in connection with any such action; provided that Bayer shall have the first right, but not the obligation, to take any such action or bring any such infringement, unfair competition or other claims or proceedings involving the Licensed Product Trademark in the Licensed Territory (and, provided, further, that if requested by Bayer, Cytokinetics shall cooperate with Bayer in connection with any such action). If Bayer takes any such action or bring any such infringement, unfair competition or other claims or proceedings involving the Licensed Product Trademark in the Licensed Territory, it shall keep Cytokinetics informed and shall obtain Cytokinetics’ approval of all documents Bayer plans on submitting or sending in relation with such matters. All outside expenses incurred in connection with actions initiated by Bayer in the Licensed Territory shall be paid by Bayer, and any monetary damages recovered by Bayer in such action initiated by Bayer, shall be the property of Bayer. Any monetary damages recovered by Cytokinetics in the Licensed Territory in any action initiated by Cytokinetics (and, for clarity, any such action initiated outside the Licensed Territory) , shall be the property of Cytokinetics.

(g)
Bayer and Cytokinetics shall reach alignment on a common strategy in case such actions as described under Section 10.7(b) and 10.7(c) above shall become subject of negotiations of an amicable settlement. Bayer shall not conclude any settlement agreement, concurrent use arrangement, co-existence request, or consent to register without prior written approval of Cytokinetics which shall not be unreasonably withheld.
(h)
Bayer shall be also authorized to maintain the Licensed Product Trademark in the Licensed Territory and pay the relevant renewal fees once a ten (10)-year protection term is about to expire for such Licensed Product Trademark in the Licensed Territory. In case that Bayer does not wish to maintain any Licensed Product Trademark in the Licensed Territory, Cytokinetics may do so at its own cost and record Cytokinetics as the owner of such Licensed Product Trademark before the relevant trademark authority.
(i)
Bayer shall be responsible for the timely renewal of the Licensed Product Trademark at its own cost in the Licensed Territory.
(j)
In the event of termination of the Agreement under Article 14, Bayer shall within twenty-one (21) days of the termination date execute and record with the Trademark office in the Licensed Territory any and all documents necessary to assign ownership of any trademark applications or registrations for the Licensed Product Trademarks to Cytokinetics.
(k)
Cytokinetics has the right at any time to request Bayer at its cost copies of trademark application forms and trademark registration certificates and to declare before the competent Trademark office to record with the Japanese trademark office Cytokinetics as owner of the Licensed Product Trademarks in the relevant trademark registers. Bayer shall within twenty-one (21) days of Cytokinetics’ request execute and record with the trademark office in the Licensed Territory any and all documents necessary to assign ownership of any trademark applications or registrations for the Licensed Product Trademarks to Cytokinetics. All responsibilities with regard prosecution, maintenance and defense shall then be handed over to Cytokinetics at its cost.

Article 11

REPRESENTATIONS AND WARRANTIES

11.1
Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:
(a)
Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)
Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate actions on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
(c)
No Conflict. It is not a party to and shall not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.
(d)
No Debarment. Neither it nor any of its or its Affiliates’ employees, agents or independent contractors performing under this Agreement, or in the case of Cytokinetics, no employee, agent or independent contractor engaged by Cytokinetics or its Affiliates in the development of the Compound or Licensed Product prior to the Effective Date, has ever been, or is currently: (i) debarred under 21 U.S.C. § 335a or its equivalents; (ii) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (iii) listed in the FDA’s Clinical Investigators – Disqualification Proceedings Database, including for restrictions; or (iv) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) or its equivalents, but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if it becomes aware that it or any of its or its Affiliates’ or Sublicensees’ employees, agents or independent contractors performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party shall immediately notify the other Party.
11.2
Representations and Warranties by Cytokinetics. Cytokinetics hereby represents and warrants to Bayer, as of the Effective Date, as follows:
(a)
Title; Encumbrances. Cytokinetics (i) Controls and solely and exclusively owns the Cytokinetics Patents and (ii) otherwise Controls the Cytokinetics Technology and, in each case (i) and (ii) has the right under the Cytokinetics Technology to grant the licenses to Bayer as purported to be granted under Section 8.1 of this Agreement, and Cytokinetics has not granted any license or other right under the Cytokinetics Technology that is inconsistent with the license granted to Bayer under Section 8.1 of this Agreement.

(b)
Notice of Infringement or Misappropriation. Except as provided in Schedule 11.2(b), neither Cytokinetics nor any of its Affiliates has received any written communication from any Third Party, other than in the normal course of Prosecution and Maintenance of Patents, (i) asserting or alleging that the practice or other use of the Cytokinetics Technology or any Exploitation of the Compound or Licensed Products or Licensed Product Trademark infringed or misappropriated, or would infringe or misappropriate, the intellectual property rights of such Third Party, or (ii) challenging the validity, enforceability, patentability, use or ownership of any of the Cytokinetics Technology; and in each case (i) and (ii), to Cytokinetics’ Knowledge, none of the foregoing have been threatened in writing by a Third Party.
(c)
No Proceedings. Except as provided in Schedule 11.2(c), there are no pending, and to the Knowledge of Cytokinetics, there are no threatened, actions, claims, demands, suits, or proceedings against Cytokinetics or any of its Affiliates or, to the Knowledge of Cytokinetics, pending or threatened against any Third Party, in each case, involving the Cytokinetics Technology.
(d)
Third Party Activities. Except as provided in Schedule 11.2(d), to the Knowledge of Cytokinetics, there are no activities by Third Parties that would constitute infringement or misappropriation of the Cytokinetics Technology anywhere in the world.
(e)
Information Provided. (i) To Cytokinetics’ Knowledge, Cytokinetics has not failed to disclose to Bayer any material information in Cytokinetics’ or any of its Affiliates relating to Cytokinetics Technology, Compound and Licensed Product concerning the material efficacy, side effects, injury, toxicity or sensitivity, reaction and incidents of severity in any Clinical Trials and any Manufacturing related to Exploitation of the Compound and Licensed Product, and (ii) the information, including documents, delivered or made available by Cytokinetics to Bayer prior to the Effective Date with respect to the Compound or Licensed Product are true and accurate in all material respects.
(f)
Compliance with Applicable Law. In the course of Developing the Cytokinetics Technology, Compound and Licensed Product, Cytokinetics has not conducted any Development activities (including any preclinical studies or Clinical Trials) in material violation of any Applicable Law.
(g)
Dealings with Regulatory Authorities. With respect to each submission to a Regulatory Authority regarding the Compound or Licensed Product, Cytokinetics has not knowingly made an untrue statement of a material fact or fraudulent statement to such Regulatory Authority or knowingly failed to disclose a material fact required to be disclosed to such Regulatory Authority.

(h)
No Conflicting Agreements. Neither Cytokinetics nor any Cytokinetics Affiliate has entered into any agreement that materially adversely limits Bayer’s rights under this Agreement to Exploit the Cytokinetics Technology, Compounds or Licensed Products.
(i)
Existing Cytokinetics Patents and Licensed Product Trademarks. Schedule 11.2(i) contains a correct and complete list of all published Cytokinetics Patents and Licensed Product Trademarks existing as of the Effective Date in the Licensed Territory. To Cytokinetics’ Knowledge, all Cytokinetics Patents and Licensed Product Trademarks have been diligently filed and prosecuted in the Licensed Territory in accordance with Applicable Law, and all applicable fees and other payments have been paid on or before the due date for payments. To Cytokinetics’ Knowledge, all of the issued Patents within the Cytokinetics Patents and registered trademarks within the Licensed Product Trademarks, in each case, in the Licensed Territory and as of the Effective Date, are valid and enforceable.
(j)
Infringement and Misappropriation. Except as provided in Schedule 11.2(j), to Cytokinetics’ Knowledge, the practice or other use of the Cytokinetics Technology or any Exploitation of the Compound or Licensed Product or Licensed Product Trademark has not infringed or misappropriated, and does not, as of the Effective Date, infringe or misappropriate the intellectual property rights of any Third Party. There is no and has been no written actual, alleged or threatened infringement or misappropriation of Cytokinetics Technology delivered to Cytokinetics.
(k)
No Government Funding. Cytokinetics has not entered into an agreement or other arrangement with any academic institution, research center or Governmental Authority (or any person working for or on behalf of any of the foregoing) or accepted any funding, intellectual property, facilities, personnel or other resources from any academic institution, research center or Governmental Authority with respect to the Development of the Cytokinetics Technology or Compound.
(l)
Safety. No material safety, efficacy, or regulatory claims or allegations have been alleged in writing by Governmental Authority or Regulatory Authority that would preclude Bayer or its Affiliates from Developing, Commercializing and otherwise Exploiting the Licensed Product in the Field in the Licensed Territory pursuant to this Agreement as contemplated by the Parties as of the Effective Date and in compliance with Applicable Laws.

11.3
Other Covenants.
(a)
No Transfer of Title. Cytokinetics covenants and agrees that from the Effective Date until the end of the Term, neither it nor its Affiliates shall (i) enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Cytokinetics Technology, in each case, that is in conflict with the rights granted by Cytokinetics to Bayer under this Agreement or that would prevent Cytokinetics from performing its obligations under this Agreement; or (ii) transfer by assignment or otherwise any Cytokinetics Technology to any Third Party except in compliance with Section 16.6.
(b)
Export Control. Neither Bayer nor Cytokinetics nor any of their Affiliates (or any of their respective Sublicensees, employees and contractors), in connection with the exercise of its rights or performance of its obligations under this Agreement, shall knowingly cause the other Party to be in violation of any applicable foreign export control laws and regulations.
(c)
Cytokinetics Technology. Neither Bayer nor any of its Affiliates (or any of their respective Sublicensees, employees and contractors), shall engage in any activities that use the Cytokinetics Technology in a manner that is outside the scope of the license rights granted to it hereunder. Neither Cytokinetics nor any of its Affiliates (or any of their respective Sublicensees, employees and contractors), shall engage in any activities that use the Cytokinetics Technology in a manner that conflicts with the exclusive license granted to Bayer hereunder.
11.4
No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 11, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. BAYER ACKNOWLEDGES AND AGREES THAT THE COMPOUND AND LICENSED PRODUCTS ARE THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT CYTOKINETICS CANNOT ASSURE THE SAFETY, USEFULNESS OR SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION OF THE COMPOUND OR LICENSED PRODUCT.

Article 12

INDEMNIFICATION

12.1
Indemnification by Cytokinetics. Cytokinetics shall defend, indemnify, and hold each Bayer Party and each of their respective officers, directors, employees, and agents (the “Bayer Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant (excluding Sublicensees of Bayer), as well as any reasonable attorneys’ fees and costs of litigation incurred by such Bayer Indemnitees, resulting from claims, suits, proceedings or causes of action brought by or on behalf of such Third Party against such Bayer Indemnitee that arise from or are based on (a) a breach of any of Cytokinetics’ representations, warranties and obligations under this Agreement, (b) the willful misconduct or negligent acts of Cytokinetics or any Cytokinetics Indemnitees, or (c) any violation of Applicable Law by Cytokinetics or any Cytokinetics Indemnitees in connection with this Agreement; excluding, in each case ((a), (b) and (c)), any damages or other amounts to the extent Bayer has an obligation to indemnify any Cytokinetics Indemnitee pursuant to Section 12.2.
12.2
Indemnification by Bayer. Bayer shall defend, indemnify, and hold Cytokinetics, its Affiliates, licensees, Sublicensees and each of their respective officers, directors, employees, and agents, (the “Cytokinetics Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant (excluding Sublicensees of Cytokinetics), as well as any reasonable attorneys’ fees and costs of litigation incurred by such Cytokinetics Indemnitees, resulting from any claims, suits, proceedings or causes of action brought by such Third Party against such Cytokinetics Indemnitee that arise from or are based on (a) the Exploitation of the Compound or Licensed Products by Bayer or any Bayer Indemnitees, (b) a breach of any of Bayer’s representations, warranties and obligations under this Agreement, (c) the willful misconduct or negligent acts of Bayer or any Bayer Indemnitees or (d) any violation of Applicable Law by Bayer or any Bayer Indemnitees in connection with this Agreement; excluding, in each case ((a), (b), (c) and (d)), any damages or other amounts to the extent Cytokinetics has an obligation to indemnify any Bayer Indemnitee pursuant to Section 12.1.
12.3
Indemnification Procedures. The Party claiming indemnity under this Article 12 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to this Article 12 shall be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in actual prejudice to the Indemnifying Party. At its option, the Indemnifying Party may assume the defense of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within thirty (30) days after receipt of the notice of the Claim. The assumption of defense of the Claim shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party shall upon request of the Indemnifying Party provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying

Party shall not admit liability or settle any Claim without the prior written consent of the Indemnified Party not to be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of money. The Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 12 to obtain indemnification from the Indemnifying Party.
12.4
Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR [*].
12.5
Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder that is consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon request. Notwithstanding the foregoing, either Party may self-insure in whole or in part the insurance requirements described above, provided such Party continues to be investment grade determined by reputable and accepted financial rating agencies. Such insurance shall not be construed to create a limit of each Party’s liability with respect to its indemnification obligations under this Article 12.

Article 13

CONFIDENTIALITY

13.1
Non-Use and Non-Disclosure. Except as otherwise expressly set forth herein, the Receiving Party shall keep the Confidential Information of the Disclosing Party confidential using at least the same degree of care with which the Receiving Party holds its own confidential information, but in no event less than a commercially reasonable degree of care, and shall not (a) disclose such Confidential Information to any Third Party without the prior written approval of the Disclosing Party, except, solely to the extent necessary to exercise its rights or perform its obligations under this Agreement, to its employees, Affiliates, Sublicensees, Third Party licensees (with respect to Cytokinetics) and contractors, consultants or agents who have a need to know such Confidential Information for the Receiving Party to exercise its rights or to perform its obligations under this Agreement (each, a “Representative”), provided that (i) each Representative, prior to such disclosure, shall be bound by an obligation of confidentiality, non-use and non-disclosure at least as restrictive as set forth in the provisions of this Article 13 and (ii) the Receiving Party shall remain responsible and liable for its Representatives’ compliance with such obligations of confidentiality, non-use and non-disclosure (and any failure by any such Representative to comply with such obligations shall be deemed a breach of this Agreement by the Receiving Party), or (b) use such Confidential Information for any purpose other than to perform the Receiving Party’s obligations or exercise the Receiving Party’s rights under this Agreement. The Receiving Party will use diligent efforts to cause the foregoing Representatives to comply with the restrictions on use and disclosure of the Disclosing Party’s Confidential Information set forth in this Section 13.1, and shall be responsible for ensuring that such Persons maintain the Disclosing Party’s Confidential Information in accordance with this Article 13. The obligations of confidentiality and non-use set forth in this Article 13 shall survive the expiration or termination of this Agreement and shall remain in full force and effect for a period of [*] years after such expiration or termination (except as set forth in Section 13.2).
13.2
Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party (or, as directed by the Disclosing Party, destroy) all Confidential Information of the Disclosing Party that is in the Receiving Party’s possession or control; provided, however, that one (1) copy of any Confidential Information of the Disclosing Party may be retained and stored in the Receiving Party’s or its Affiliate’s secured archives solely for the purpose of determining its obligations under this Agreement; provided that the non-disclosure and non-use obligation under this Article 13 shall continue to apply to any such retained Confidential Information as long as such information is retained by the Receiving Party or its Affiliate. In addition, the Receiving Party shall not be required to return or destroy any Confidential Information of the Disclosing Party contained in any computer system back-up records of the Receiving Party or its Affiliate to the extent made in the ordinary course of business; provided that such Confidential Information may not be accessed without the Disclosing Party’s prior written consent or as required by Applicable Law, and that such Confidential Information remain subject to the non-disclosure and non-use obligation under this Article 13 as long as such information is so retained by the Receiving Party or its Affiliate.
13.3
Permitted Disclosure. In addition to the exceptions contained in Section 1.367 (definition of “Confidential Information”) and without limiting permitted disclosure to Representatives under Section 13.1, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary in the following instances:
(a)
to comply with Applicable Law (including any securities law or regulation or the rules of a securities exchange pursuant to Section 13.3(c) below) or the order of a court of competent jurisdiction; provided that, where legally permissible, the Receiving Party shall (i) provide a written notice of such disclosure reasonably in advance of such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed (but in any case, if reasonably possible and permitted by Applicable Law, not later than [*] prior to such disclosure), and (ii) fully cooperate with the Disclosing Party, if so requested by the Disclosing Party, in maintaining the confidentiality of such information by applying for a protective order or any similar legal instrument. In any event, the Receiving Party shall only disclose such Confidential Information to the extent required under Applicable Law and shall continue to treat such information as Confidential Information for all other purposes under this Agreement;
(b)
(i) to prosecute or defend litigation as permitted under Article 10, (ii) to obtain or maintain Regulatory Approvals and other regulatory filings and communications as permitted under Article 4, (iii) to file or prosecute Patent applications as permitted under Article 10 and (iv) to enforce Patent rights as permitted under Article 10; and
(c)
to bona fide prospective or actual purchasers, acquirers, licensees, Sublicensees, permitted assignees or merger candidates or to bona fide existing or potential investment bankers, investors, lenders, or financing sources solely for the purpose of evaluating or carrying out an actual or potential investment, loan, acquisition, collaboration or license (“Other Recipients”), provided, that (i) such Other Recipients are bound by written obligations of confidentiality and non-use at least as stringent as those contained herein and (ii) the failure of such Other Recipients to comply with the terms and conditions of this Agreement shall be considered a breach of this Agreement by the Receiving Party.
13.4
Disclosure of Agreement. Either Party may disclose the terms of this Agreement (a) to the extent required to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in the Licensed Territory; provided that, (i) in accordance with Regulation S-K, Item 601(b)(10), the Party subject to such disclosure requirement shall redact specific provisions of this Agreement that such Party actually treats as private or confidential and that are not, in the reasonable opinion of its legal counsel, material to the disclosing Party, and (ii) such Party shall provide the other Party a copy of such proposed redactions prior to disclosure and consider in good faith such additional redactions proposed by the other Party, which, for the avoidance of doubt, the Party subject to the disclosure requirement may decline to redact if, in the reasonable opinion of its legal counsel, the requirements for redaction under Regulation S-K, Item 601(b)(10) would not be satisfied if such redaction were made, (b) to Other Recipients, so long as such Third Party has executed with such Party, and such Party has provided to the other Party, a copy of a confidentiality agreement (redacted for name of party, economic terms or other competitive information) with terms at least as protective with respect to Confidential Information as those contained herein, in a form reasonably acceptable to the other Party (which acceptance shall not be unreasonably withheld, conditioned or delayed); and (c) to any Sublicensee, collaborator or potential Sublicensee or collaborator of such Party; provided that Sublicensee, collaborator or potential Sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Article 13 (and the failure of such Sublicensee, collaborator or potential Sublicensee or collaborator to comply with the terms and conditions of this Agreement shall be considered a breach of this Agreement by the Party disclosing such information).

13.5
Protection of Cytokinetics Know-How. During the term of this Agreement, Cytokinetics shall [*] keep the Cytokinetics Know-How that [*] confidential and shall not disclose such to any Third Party; provided that (a) Sections 13.1-13.4 shall apply mutatis mutandis, and (b) notwithstanding this Section 13.5, Cytokinetics shall not be restricted in disclosing Cytokinetics Know-How to (i) any Third Party licensee (x) outside the Field or Licensed Territory or (y) in a country of the Licensed Territory in which the exclusive license granted to Bayer hereunder has expired or become non-exclusive, provided that such Third Party licensee is bound by a contractual obligation of confidentiality and non-use at least as restrictive as set forth in this Agreement or (ii) any contract manufacturing organizations or other vendors in connection with the Exploitation of the Compound and Licensed Products outside the Licensed Territory, provided that such contract manufacturing organization or other vendor is bound by a contractual obligation of confidentiality and non-use at least as restrictive as set forth in this Agreement.
13.6
Publicity; Use of Name and Logo. The Parties have agreed on a press release announcing this Agreement, to be issued by the Parties on such date and time as may be agreed by the Parties. Except to the extent expressly permitted under this Agreement, the Ancillary Agreements or required by Applicable Laws, each Party will not use the other Party’s or its Affiliates’ name or logo in any label, press release or product advertising, or for any other promotional purpose, without first obtaining the other Party’s written consent.
13.7
Publications.
(a)
Scientific Publication and Voluntary Public Communication. Except to the extent required by Applicable Law, (i) Bayer shall not publish any Scientific Publication, including the data and results of the Development of the Compound or Licensed Product or any Voluntary Public Communication, in each case, without Cytokinetics’ prior review and approval, and (ii) Cytokinetics shall not publish any Scientific Publication solely and specifically relating to the Licensed Territory or Voluntary Public Communication solely and specifically relating to the Licensed Territory without Bayer’s prior review and approval, in each case of (i) and (ii), such approval not to be unreasonably withheld, conditioned or delayed. If any Party intends to make such a Scientific Publication or Voluntary Public Communication, such Party shall provide to the other Party for review and approval a copy (in the case of a communication in Japanese by Bayer, together with a courtesy translation in English) of such proposed publication (A) in case of a Scientific Publication at least [*] before its intended submission or publication and (B) in case of a Public Communication at least [*] before its intended submission or publication. The reviewing Party shall have the right to review and approve such proposed Publication for at least such [*] period, as applicable, and the proposing Party shall, in good faith, consider such comments made by the reviewing Party. The Parties shall cooperate in good faith to address any comments, concerns or objections within the respective period. Each Party shall have the right to require modifications of the proposed Scientific Publication to protect its Confidential Information, ensure accuracy and for trade secret reasons or other business reasons. If such proposed Scientific

Publication contains any Confidential Information of the other Party or any inaccuracy identified by the reviewing Party, then upon such reviewing Party’s request, the proposing Party shall delete any such information or correct such inaccuracy, as applicable, identified by the other reviewing Party. If the reviewing Party wishes to request a delay in any such Scientific Publication in order to protect patentable information contained in such proposed Scientific Publication, the proposing Party shall delay such Publication for a period of up to [*] additional days to enable the reviewing Party to file the relevant patent applications. Each Party shall be free to make without prior alignment (x) any Scientific Publication which includes neither new or previously unpublished data or results of any Clinical Trial nor new or previously unpublished other information relating to the Compound and/or Licensed Product, provided that the original Scientific Publication in which the data, results or other information was for the first time published has been previously approved by the reviewing Party in accordance with this Section 13.7; or (y) the precise wording of any Public Communication, once approved in accordance with this Section 13.7, unless (1) the content of such Public Communication has become misleading or otherwise inadequate as to subsequent developments, or (2) any subsequent Public Communication referring to the subject-matter thereof has been issued in accordance with this Section 13.7, in which case, only the latest Public Communication that has been so approved may be re-issued without further alignment, or (3) the Parties have expressly agreed that a certain Public Communication should exclusively be issued on one or more defined occasions. For the sake of clarity, any Confidential Information included in any publication of either Party shall be subject to Section 13.1-13.5 and 13.9-13.10.
(b)
Mandatory Public Communication. Either Party may issue a Mandatory Public Communication subject to the notification and consultation requirements set forth in Section 13.3(a)above which shall apply mutatis mutandis.
13.8
Engaging Individuals. Without limiting any other provision of this Agreement, each Party hereby agrees that all Persons engaged to perform any activities under this Agreement shall be bound by confidentiality obligations at least as restrictive as the obligations of confidentiality and non-use set forth in this Article 13 prior to performing such activities.
13.9
Information Security Obligations.
(a)
Each Party shall adopt technical and organizational measures designed to provide reasonable protection of the other Party’s Confidential Information (including, against misuse and loss), which shall include [*]
(i)
[*]
(ii)
[*]
(iii)
[*]
(iv)
[*].

(b)
Each Party may audit, through submission of written questions, the other Party’s technical and organizational measures designed to protect the auditing Party’s Confidential Information not more than once per Calendar Year without cause or at any time for cause (including reasonable suspicion of, or actual, loss or leakage of the requesting Party’s Confidential Information) to request information from the other Party (self-reporting).
(c)
All information provided in response to an audit questionnaire as described in this Section 13.9 shall be considered the audited Party’s Confidential Information. The audited Party shall and shall cause its personnel to cooperate reasonably with any such audits.
13.10
Prior Non-Disclosure Agreement. As of the Effective Date, this Agreement shall supersede any prior non-disclosure, secrecy or confidentiality agreement(s) between the Parties (or their Affiliates) dealing with the subject matter of this Agreement, including the Prior CDA. Any confidential information disclosed under any such prior agreement and dealing with the subject of this Agreement shall be deemed disclosed under this Agreement.

Article 14

TERM AND TERMINATION

14.1
Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 14, shall continue in full force and effect until the expiration of the Royalty Term, unless earlier terminated as set forth in Section 14.1 (the “Term”).
14.2
Termination Rights of each Party.
(a)
Termination by Bayer for Convenience. Bayer shall have the right to terminate this Agreement in its entirety for convenience upon at least [*] days’ prior written notice.
(b)
Termination by Cytokinetics for Patent Challenge. Except to the extent the following is unenforceable under Applicable Laws, Cytokinetics shall have the right to terminate this Agreement in its entirety upon written notice to Bayer in the event that a Bayer Party directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Cytokinetics Patents (a “Patent Challenge”); provided that Cytokinetics shall not have the right to terminate this Agreement under this Section 14.2(b):
(i)
for any such Patent Challenge by Bayer or an Affiliate of Bayer if such Patent Challenge is dismissed or withdrawn within thirty (30) days after Cytokinetics’ notice to Bayer under this Section 14.2(b) and not thereafter continued; or

(ii)
for any such Patent Challenge by any Sublicensee (A) if such Patent Challenge is dismissed or withdrawn within thirty (30) days after Cytokinetics’ notice to Bayer under this Section 14.2(b) and not thereafter continued, or (B) in case that the Patent Challenge is not dismissed or withdrawn in accordance with (A) above, if Bayer terminates the sublicense with such Sublicensee within fifteen (15) days upon Bayer’s receipt of a written request from Cytokinetics to terminate such sublicense.
14.3
Termination by Either Party for Material Breach. If either Party believes that the other Party is in material breach of this Agreement or material breach of any representation or warranty set forth in this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. The breaching Party shall have [*] (with respect to a payment breach) or [*] (with respect to a non-payment breach) from the receipt of the notice to cure such breach. If the breaching Party fails to cure such breach within such [*] cure period, as applicable, then the non-breaching Party may terminate this Agreement in its entirety upon written notice to the other Party; provided that
(a)
in the event of a breach of a non-payment obligation, if the default is not reasonably capable of being cured within the [*] cure period by the defaulting Party and such defaulting Party is making a good faith effort to cure such default and provides a written commitment to the other Party that the default will be cured within the subsequent [*], the notifying Party may not terminate this Agreement, provided however, that the notifying Party may terminate this Agreement if such default is not cured within [*] of such original notice of default; and
(b)
in the event of a good faith dispute with respect to (i) the existence of a material breach, this Agreement shall not be terminated unless it is finally determined under Article 15 that this Agreement was materially breached, and the breaching Party fails to cure such breach within [*] after such determination and (ii) whether the breaching Party has cured its material breach of a non-payment obligation, this Agreement shall not be terminated unless it is finally determined under Article 15 that the material breach has not been cured within the relevant cure period. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

14.4
Termination by Either Party for Insolvency. If, at any time during the Term (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside of the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within sixty (60) days after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement upon written notice to the extent permitted under Applicable Law.
14.5
Effects of Termination of the Agreement.
(a)
Termination of Rights. Upon termination of this Agreement, all rights and obligations of the Parties, including all licenses and other rights granted by Cytokinetics to Bayer under the Cytokinetics Technology and Licensed Product Trademarks (including all sublicenses thereunder granted by Bayer), as well as (subject to any potential program transfer under this Section 14.5) all licenses and other rights granted by Bayer to Cytokinetics under the Bayer Technology, shall cease immediately, unless otherwise indicated in this Agreement.
(b)
Upon Cytokinetics’ written request to Bayer, which request may only be delivered (i) in case of termination by Cytokinetics, no later than [*] after the notice of such termination, or (ii) in case of termination by Bayer, no later than [*] after receipt of the termination notice, Bayer will, to the extent legally possible without breaching any Applicable Law (including data privacy laws) or obligations towards Third Parties and subject to the terms and conditions of this Agreement, make the [*] to Cytokinetics pursuant to Section 14.5(c) through 14.5(h) below.
(c)
[Reversion License. Effective upon the later of effective date of such termination and receipt of the request for program transfer in accordance with Section 14.5(b), and subject to the assignments to Cytokinetics pursuant to Sections 14.5(d) and 14.5(e) and subject to the Parties’ agreement on applicable royalties as set forth in this Section 14.5(c) pursuant to Schedule 14.5(c), Bayer hereby grants to Cytokinetics (i) an exclusive, worldwide, perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Arising Product IP solely owned by Bayer and any other Patents or Know-How Controlled by Bayer or its Affiliates as of the effective date of such termination that were actually incorporated in, or are required for the Exploitation of, the Compound or Licensed Product as such exists as of the effective date of termination (such product the “Reversion Product” and such licensed intellectual property the “Reversion Product IP”) to Develop, Manufacture, Commercialize and otherwise Exploit the Compound and Reversion Product in the Field in the Licensed Territory (the “Reversion License”). [*]. Notwithstanding the foregoing, Bayer shall provide reasonable technical assistance for a period of no more than [*] for the purpose of disclosing and providing to

Cytokinetics all Reversion Product IP not already in Cytokinetics’ possession that is relevant to the Reversion License in the Field in the Licensed Territory.
(d)
Regulatory Materials. Bayer shall (and shall cause its Affiliates and Sublicensees to), if permitted by Applicable Law, without undue delay transfer and assign to Cytokinetics or its designee all Regulatory Materials and all Regulatory Approvals for the Compound and Reversion Products that are held by Bayer or its Affiliate or Sublicensees, and shall take all steps reasonably necessary to transfer ownership of all such assigned Regulatory Materials and Regulatory Approvals to Cytokinetics, including (to the extent required) submitting to the applicable Regulatory Authority a letter or other necessary documentation (with a copy to Cytokinetics) notifying such Regulatory Authority of the transfer of such ownership of each Regulatory Material or Regulatory Approval. In the event of a failure to obtain assignment, Bayer shall grant to Cytokinetics a right of reference (without any further action required on the part of Bayer or its Affiliates) under all Regulatory Materials and Regulatory Approvals for Reversion Products in the Licensed Territory solely to extent required for Exploitation of Reversion Products.
(e)
Data. Bayer shall (and shall cause its Affiliates and Sublicensees to) without undue delay transfer and assign to Cytokinetics all material data generated (whether solely or jointly) by or on behalf of Bayer or its Affiliates or Sublicensees from the Development of the Compound and Licensed Products, including all Clinical Trials conducted by or on behalf of Bayer, its Affiliates and Sublicensees hereunder, and all pharmacovigilance data (including all adverse event databases) relating to the Compound and Licensed Products in the Licensed Territory.
(f)
Inventory. At any time within [*] after the effective date of termination, Cytokinetics shall have the right (but not the obligation) to purchase from Bayer any or all of the inventory of the Compound and Licensed Products held by Bayer or its Affiliates or Sublicensees as of the effective date of termination at a price equal to Bayer’s Manufacturing costs (or the price paid by Bayer, as applicable) for such inventory plus the transportation to Cytokinetics, provided that such inventory complies with applicable specifications, has been Manufactured, handled and stored in compliance with Applicable Law (including cGMP). Bayer shall have the right to sell off in the Licensed Territory any remaining inventory not purchased by Cytokinetics for a period of [*] following the effective date of termination of this Agreement; provided that Bayer pays Cytokinetics the applicable royalties and other amounts due on such sales of Licensed Products in accordance with the terms and conditions of this Agreement.

(g)
Transition Assistance. Bayer shall (and shall cause other Bayer Parties to) reasonably cooperate with Cytokinetics, at Cytokinetics’ request, to facilitate orderly transition of the Development, Manufacture, Commercialization and other Exploitation of the Compound and Licensed Products in the Field in the Licensed Territory to Cytokinetics, including by (i) assigning or amending, as appropriate, upon request of Cytokinetics, any agreements or arrangements with Third Party vendors (including distributors) relating specifically to Reversion Products in the Licensed Territory to the extent necessary or reasonably useful to Develop, Manufacture, Commercialize and otherwise Exploit the Compound and Licensed Products in the Licensed Territory or, to the extent any such Third Party agreement or arrangement is not assignable to Cytokinetics, reasonably cooperating with Cytokinetics in Cytokinetics’ efforts to obtain from such Third Party the assignment of such contract or of that portion of such contract that relates to researching, Developing, Manufacturing, Commercializing or otherwise Exploiting the Reversion Products in the Licensed Territory; and (ii) providing Cytokinetics, upon request of Cytokinetics, with reasonable quantities of any clinical brochures, promotional materials, training materials, medical education materials, and any other similar materials used or generated by Bayer, its Affiliates and Sublicensees in the Development, Commercialization and other Exploitation of the Compound and Licensed Products in the Licensed Territory, that Bayer has in its possession.
(h)
Ongoing Clinical Trials. If, at the time of such termination, any Clinical Trials for any Licensed Product are being conducted by or on behalf of Bayer or its Affiliates or Sublicensees, then, at Cytokinetics’ sole election on a Clinical Trial-by-Clinical Trial basis to be submitted within the general program transfer request, Bayer shall (and shall cause its Affiliates and Sublicensees to) fully cooperate with Cytokinetics to transfer the conduct of all such Clinical Trials to Cytokinetics, and Cytokinetics shall assume any and all liability and costs for such Clinical Trials after the effective date of such transfer. If Cytokinetics does not elect to assume control of any such Clinical Trials for a Reversion Product, then Bayer shall (and shall ensure that its Affiliates and Sublicensees will) at its own cost and expense, orderly wind down in compliance with Applicable Law the conduct of any such Clinical Trial that is not assumed by Cytokinetics. In furtherance of the foregoing, the licenses granted to Bayer hereunder shall survive solely to the extent necessary for Bayer (and related parties) to finish, transition or otherwise wind-down such Clinical Trials in accordance with this Section 14.5(h), as applicable.
(i)
Transition Cost. If this Agreement is terminated by either Party for any reason other than Cytokinetics’ uncured material breach pursuant to Section 14.3 or Cytokinetics’ insolvency pursuant to Section 14.4, Bayer shall conduct all transfer and assistance activities under Section 14.5(c) (Reversion License), Section 14.5(d) (Regulatory Materials), 14.5(e) (Data), 14.5(g) (Transition Activities) and 14.5(h) (Clinical Trials) [*]. If Bayer terminates this agreement for Cytokinetics’ uncured material breach pursuant to Section 14.3 or Cytokinetics’ insolvency pursuant to Section 14.4, then [*]. For clarity, this Section 14.5(i) is not intended to limit any royalties payable by Cytokinetics under Section 14.5(c) for the Reversion License and amounts payable for purchasing the remaining inventory pursuant to Section 14.5(f).

(j)
Ongoing Bayer Commercialization. In order to avoid any interruption of Commercialization during the program transfer period, Cytokinetics can (in its sole discretion), can grant Bayer Parties the right to continue Exploitation of Reversion Products under the terms of this Agreement (including any of the payments set forth in Sections 9.3 and 9.4 with respect to any sales of Reversion Products) until such time as all Regulatory Approvals with respect to such Reversion Products in such country have been assigned and transferred to Cytokinetics; provided that Bayer pays Cytokinetics the applicable royalties and other amounts due on such sales of Licensed Products that are Reversion Products in accordance with the terms and conditions of this Agreement.
(k)
Third-Party Agreements. To the extent that any payments are paid by Bayer to any Third Parties (including royalties, milestones and other amounts) under any Third Party agreements that are applicable to the grant to Cytokinetics of any (sub)license, right of reference or other right provided in this Section 14.5, or that are applicable to the exercise by Cytokinetics or any of its Affiliates or Sublicensees of any sublicense or other right with respect thereto, such amounts shall be part of the transition cost under Section 14.5(i) and borne by either Bayer or Cytokinetics, as specified in Section 14.5(i). ]
14.6
Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.
14.7
Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Cytokinetics and Bayer are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under the foregoing subclause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.

14.8
Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement or which by their very nature are intended to survive termination, including: Article 1, Section 3.5, Article 9 (to the extent any payments are due after such termination or expiration), Section 9.4(b), Section 9.11, Section 10.1, Article 12, Article 13, Section 14.65-14.8, Article 15 and Article 16. For any surviving provisions requiring action or decision by the JSC, each Party shall appoint representatives to act as its JSC members. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

Article 15

DISPUTE RESOLUTION

15.1
Disputes. If the Parties are unable to resolve any dispute arising out of or in connection with this Agreement, either Party may, by written notice to the other Party, have such dispute referred to the Executive Officers (or their designees) of each of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is first received. In such event, the Parties shall cause their Executive Officers (or their designees) to meet and be available to attempt to resolve such dispute (subject only to, in the case of the Cytokinetics, approval of its board of directors or, in the case of Bayer, approval of the applicable management board, if required). All such discussions shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable to resolve any dispute under this Section 15.1, such remaining dispute shall be resolved pursuant to Section 15.2.
15.2
Binding Arbitration.
(a)
If the Parties fail to resolve the dispute through escalation to the Executive Officers under Section 15.1, and a Party desires to pursue resolution of the dispute, the dispute shall be submitted by either Party for resolution in arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to ICC’s arbitration rules and procedures then in effect.
(b)
The arbitration shall be conducted by a panel of three (3) arbitrators experienced in the pharmaceutical business. Within thirty (30) days after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator (who shall be the chairperson of the arbitration panel) within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by ICC. If, however, the aggregate award sought by the Parties is less than five million Dollars ($5,000,000) and equitable relief is not sought, the arbitration shall be conducted by a single arbitrator agreed by the Parties (or appointed by ICC if the Parties cannot agree).

(c)
The seat and location of the arbitration shall be [*], and the language of the proceedings shall be English. The arbitral tribunal shall determine the dispute by applying the provisions of this Agreement and, notwithstanding Section 16.1 with respect to applicable substantive law, any arbitration conducted pursuant to this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16). The IBA Rules on the Taking of Evidence in International Arbitration shall apply on any evidence to be taken up in the arbitration. The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction.
(d)
By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.
(e)
The existence and content of the arbitral proceedings and any ruling or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in the arbitration, (iv) where such information is already in the public domain other than a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party.
(f)
Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrator; provided that the arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, travel expenses, etc.), and/or the fees and costs of the administrator and the arbitrator(s).

(g)
Notwithstanding anything in this Section 15.2, in the event of a dispute with respect to (i) the validity, scope, enforceability or ownership of any Patent or other intellectual property rights or (ii) compliance by a Party with any Applicable Laws governing antitrust, anti-monopoly or competition law or regulation, and such dispute (either (i) or (ii)) is not resolved in accordance with Section 15.1, then such dispute shall not be submitted to an arbitration proceeding in accordance with this Section 15.2, and instead, the Parties shall resolve such dispute by litigation in a court of competent jurisdiction in any country in which such rights apply. In any dispute for which a Party is permitted to bring a court proceeding under this Section 15.2, the prevailing Party will be entitled to recover its reasonable attorneys' fees and court costs from the non-prevailing Party.
15.3
Pending Dispute. During a pending dispute, where this Agreement has not yet been terminated, each Party shall continue to perform in good faith its obligations under this Agreement.

Article 16

MISCELLANEOUS

16.1
Governing Law. This Agreement shall be governed in all respects by the laws of [*] exclusively, without regard to any conflict of law rule that would result in the application of the laws of any jurisdiction other than [*]. The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.
16.2
Entire Agreement; Amendment. This Agreement, including the Ancillary Agreements and Schedules hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, whether written or oral, including the Prior CDA, but provided that all “Proprietary Information” disclosed or received by Cytokinetics or Bayer thereunder shall be deemed “Confidential Information” disclosed or received by such Party under this Agreement (to the extent that the requirements of the definition of “Confidential Information” set forth in the Prior CDA are fulfilled) and shall be subject to the terms and conditions of this Agreement. In the event of any inconsistency between any Ancillary Agreements or Schedules to this Agreement, the terms of this Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as specifically set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

16.3
Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party that are not avoidable, potentially including requisition by any Governmental Authority, the effect of any statute, ordinance or governmental order or regulation, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, failure of public utilities, common carriers or supplies, lockouts or other labor disturbances, fire, earthquakes, storm, floods, pandemics or other acts of God (provided that such failure or delay could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and resume performance of its obligations hereunder.
16.4
Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall make specific reference to this Agreement and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight delivery service, (b) on the day of sending by facsimile or email (with documented confirmation of receipt from the recipient Party), if followed by mailing by first class certified or registered mail, postage prepaid, return receipt requested or sent by a reputable overnight delivery service or (c) five (5) days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 16.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Cytokinetics:

Cytokinetics, Incorporated

350 Oyster Point Boulevard

South San Francisco, California 94080

U.S.A.

Attn: [*]

Email: [*]

If to Bayer:

Bayer Consumer Care AG

Peter Merian-Strasse 84

4052 Basel

Switzerland

Attn: [*]

16.5
No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
16.6
Assignment.
(a)
Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party; provided that either Party may assign or transfer this Agreement without the other Party’s consent (but with written notice to the other Party promptly following such assignment or transfer) to an Affiliate or to a successor to all or substantially all of the business or assets to which this Agreement relates, whether by merger, sale of stock, sale of assets, reorganization, consolidation, royalty factoring or other similar transaction or series of transactions, so long as the assigning Party is not relieved of any obligation accrued hereunder prior to such assignment. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof) and such assignment is a Qualified Assignment. For the purposes of this Agreement, a “Qualified Assignment” means any transaction that:
(i)
is made in compliance with Applicable Law;
(ii)
includes the assignee’s written acknowledgement of and agreement to all of the assigning Party’s obligations under the Agreement;
(iii)
is made to an assignee that is, and will be after giving effect to the relevant assignment, Solvent;
(iv)
For purposes of this Section 16.6, “Solvent” means, with respect to any Person as of any date of determination, that as of such date, (A) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (B) such Person is able to pay all liabilities of such Person as such liabilities mature and (C) such Person does not have unreasonably small capital (taking into account such Person’s obligations hereunder). In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represent the amount that can reasonably be expected to become an actual or matured liability. In computing the value of the assets of a

Person, the value shall be determined in the context of current facts and circumstances affecting such Person.
(v)
is made to an assignee that is not subject at the time of such assignment to any order, decree or petition providing for (A) the winding-up or liquidation of such Person, (B) the appointment of a receiver over the whole or part of the assets of such Person or (C) the bankruptcy or administration of such Person;
(vi)
is not a voidable fraudulent conveyance; and
(vii)
is made to an assignee that is at the time of such assignment not debarred under 21 U.S.C. §30 or under investigation or threatened to be debarred under 21 U.S.C. §30.
(b)
Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.6 shall be null, void and of no legal effect.
(c)
Notwithstanding anything to the contrary in Section 16.6(a) or elsewhere in this Agreement, Cytokinetics may assign to a Third Party its right to receive all or any portion of the milestone payments, sales milestone payments or royalty payments owed under Article 9 (such assignment, a “Securitization Transaction”) after notifying Bayer. Further, in connection with a contemplated Securitization Transaction, Cytokinetics may disclose to such Third Party [*] without the prior written consent of Bayer, to the extent reasonably necessary to enable such Third Party to evaluate the Securitization Transaction opportunity (provided that such Third Party is (i) not a company who materially conducts business in the pharmaceutical or biotechnology industry and (ii) such disclosure is subject to applicable provisions of Article 13). As part of any consummated Securitization Transaction, Cytokinetics may assign to such Third Party Cytokinetics’ rights to receive royalty reports, to conduct audits under Section 9.11 and to enforce the payment obligations so assigned.
16.7
Further Actions. Each Party agrees to execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) such further instruments, and to do (or cause to be done) all such other acts, as may be necessary or appropriate or as the other Party may reasonably request in order to carry out the purposes and intent of this Agreement.
16.8
Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement, including, as applicable, cGMP, GCP, and GLP standards and anti-corruption laws. Anti-corruption laws include laws concerning bribery, money laundering, or corrupt practices or which in any manner prohibit the giving of anything of value to any official, agent, or employee of any government, political party, or public international organization, candidate for public office, health care professional, or to any officer, director, employee, or representative of any other organization specifically including the U.S. Foreign Corrupt Practices Act (and foreign equivalents), in each case, in connection with the activities conducted pursuant to this Agreement. Each Party shall take no action that would cause the other Party to be in violation of anti-corruption laws. Further, each Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of anti-corruption laws in connection with the performance of this Agreement.
16.9
Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Schedules mean the particular Articles, Sections or Schedules to this Agreement and references to this Agreement include all Schedules hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Schedules); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) the word “will” shall be construed to have the same meaning and effect as the word “shall” wherever context requires. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
16.10
Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the original intent of the Parties when entering into this Agreement may be realized.

16.11
No Waiver. Any failure or delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time. No waiver shall be effective unless it has been given in writing and signed by any authorized representative of the Party giving such waiver.
16.12
Affiliates. Except to the extent expressly stated otherwise in this Agreement, each Party may perform, at such Party's exclusive option, its obligations hereunder itself or through one or more Affiliates, and Bayer may perform its obligations, and exercise its rights, under this Agreement itself or through any other Bayer Party or Third Party contractor. Neither Party shall permit any of its Affiliates, Sublicensees or permitted Third Party contractors to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly. The Party so acting through its Affiliate(s) shall remain liable for the due fulfilment of its obligations by, and for any breach, act or omission of, such Affiliate(s).
16.13
Relationship of Parties. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied Third Party beneficiaries hereunder (except for Cytokinetics Indemnitees and Bayer Indemnitees for purposes of Article 12).
16.14
Data Privacy.
(a)
General Aspects.
(i)
Each Party shall comply with their respective obligations under Applicable Laws on data privacy such as, but not limited to, as applicable, the General Data Protection Regulation EU 2016/679 (GDPR) and the Act on the Protection of Personal Information of Japan.
(ii)
Data privacy related terms shall have the meaning as defined in Art. 4 General Data Protection Regulation EU 2016/679 (“GDPR”) if not otherwise defined in this Agreement.
(iii)
The Parties acknowledge that they will need to process “personal data” (within the meaning of Art. 4 GDPR) (“Personal Data”) of the respective other Party’s employees (“Employee Data”) for the purpose of executing this Agreement. Except as required by Applicable Law, to perform obligations or to otherwise exercise rights under the Agreement, the Parties shall not process Employee Data for any other purpose and shall implement appropriate technical and organizational security measures designed to protect such data against accidental or unlawful loss, alteration, unauthorized disclosure, or access.

(iv)
In the context of this Agreement, a Party may need to transfer Personal Data arising out of the Development (including information about health) on an individual person level or human biological samples (including any derivatives or progeny thereof like cell lines) for analyses to the respective other Party, e.g. from Clinical Trials, such Personal Data and/or the results of analyses of human biological samples to the extent they qualify as Personal Data hereinafter the “Human Data”.
(v)
Where a Party is obligated to disclose Human Data to the other Party under this Agreement, it shall act, at all times during the Term, in a manner such that it (A) is not prevented or restricted from disclosing or transferring the Human Data to the other Party as required under this Agreement; or (B) does not prevent or restrict the other Party from processing Human Data as envisaged under this Agreement. If either Party becomes aware of any circumstances that it believes, acting reasonably, may give rise to such a prohibition or restriction, it shall promptly notify the other Party of the same and take commercially reasonable steps, including following the other Party’s reasonable instructions, such that it does not impact its performance of its obligations under the Agreement.
(vi)
Each Party shall notify the other Party promptly, and in any event, within five (5) business days after receipt of (A) any correspondence from a Governmental Authority in relation to the processing of Human Data; or (B) a request from a data subject exercising their rights under Applicable Laws, and in each case of (A) and (B) cooperate reasonably with the other Party to enable the first Party’s effective discharge of the obligations under those provisions and/or requirements of Applicable Laws in such contexts.
(vii)
Each Party shall provide reasonable assistance to the other Party to enable such other Party to prepare any documentation required under Applicable Laws in relation to Personal Data.
(viii)
Each Party shall negotiate in good faith to enter into any additional agreements as necessary to enable compliance with Applicable Laws in relation to Personal Data.
(b)
Privacy obligations of Disclosing Party.
(i)
Where a Party discloses (“Discloser”) Human Data to the respective other Party (“Recipient”), as between the Parties, the Discloser shall be responsible to meet all conditions under Applicable Laws governing Personal Data that are legally required to allow for this disclosure for purposes of this Agreement (including medical and diagnostic Development purposes). This may include e.g., (A) providing all respective data subjects with appropriate notices and (B) obtaining all consents necessary, in each case ((A) and (B)), to enable the processing of their Personal Data as envisaged under this Agreement or (C) anonymizing Human Data prior to disclosure (examples not exhaustive).

(ii)
In case a transfer of Human Data from Bayer to Cytokinetics is required, the Parties hereby enter by reference the standard contractual clauses (module 1) published in the Commission Implementing Decision (EU) 2021/914 of 4 June 2021 on standard contractual clauses for the transfer of personal data to third countries pursuant to Regulation (EU) 2016/679 (“SCC”), as may be amended by the European Commission from time to time.
(iii)
In the event that the SCCs are amended, such updated versions of the standard contractual clauses shall automatically become part of this Agreement and replace the current set of standard contractual clauses effective as of the end of the transition period for implementation of the new requirements or, in case there is no such transition period, as of the effective date of the relevant decision of the European Commission.
(iv)
In the event that a change in Applicable Laws governing Personal Data requires a different transfer mechanism than standard contractual clauses or that the European Commission agrees on amended standard contractual clauses which require other specifications than the ones provided in this section, Bayer and Cytokinetics shall cooperate in good faith to implement a different transfer mechanism and/or, respectively, amend the existing specifications prior to the effective date of the change in such Applicable Law.
(v)
Transfer from Switzerland. For transfer of Human Data falling under the Swiss Federal Act on Data Protection (FADP) of 25 September 2020 (SR 235.1), the parties agree on adopting the GDPR standards. Provisions of the SCCs shall be interpreted in the light of the FADP.

In accordance with SCC Clause 13, the competent supervisory authority for Switzerland is: Eidgenössischer Datenschutz- und Öffentlichkeitsbeauftragter, Feldeggweg 1, 3003 Bern, Switzerland.

For the purposes of the SCC Clause 17 and 18(b), the term “EU Member State in which the data exporter is established” means the Member State where the data exporter from Switzerland has appointed a representative pursuant to Article 27(1) GDPR.

For the purposes of the SCC Clause 18(c), the term “Member State” shall not be interpreted in such a way to exclude data subjects in Switzerland from the possibility of suing for their rights in their place of habitual residence (Switzerland). Therefore, the term “courts of Member State” includes Swiss Courts.

(vi)
Specifications required within the main body of the SCCs: From the standard contractual clauses (module 1), clause 7 (Docking clause) shall be deleted; the optional part of Clause 11 (Redress) is included; for clause 15 (Supervision) Die Landesbeauftragte für den Datenschutz Nordrhein-Westfalen, Kavalleriestraße 2-4, 40213 Düsseldorf, Germany shall be the competent supervisory authority; for option 1 of Clause 17 (Governing law) and for clause 18 (Choice of forum and jurisdiction), Germany shall be the member state to specify.
(vii)
With respect to Human Data, specifications as required by ANNEX I of the standard contractual clauses (module 1):
(A)
List of Parties
•
Data exporter: [*] on behalf of itself and of any of its Affiliates which make use of the services under this Agreement and who each are entitled to enforce the clauses and the Additional Data Transfer Safeguards as independent Controllers.
•
Data exporter’s contact person: Bayer signatories of this Agreement.
•
Data exporter’s role: Controller.
•
Data exporter’s activities relevant to the transfer: [*].
•
Data importer: Cytokinetics as specified in this Agreement.
•
Data importer’s contact person: Monitored email account to be provided by each Party.
•
Data importer’s activities relevant to the transfer: [*].
•
Data importer’s role: Controller.
(B)
Description of Transfer
•
Categories of data subjects:
o
[*].
o
[*].
•
Categories of data:
o
[*].
o
[*]

•
Special categories of data: [*].
•
Frequency of transfer: Whenever Parties (Bayer and Cytokinetics) receive information of adverse event and/or product technical complaint of the Licensed Product, the PV Personal Data will be included in such information.
•
Nature of processing: [*]
•
Purpose of processing: [*]
•
Retention period: [*].
(viii)
With respect to Human Data, specifications as required by ANNEX II of the standard contractual clauses:

Purpose limitation: Data importer shall process personal data only for purposes described in this Agreement and in compliance with any potential purpose limitations that may apply, for example, due to specifications within the informed consent provided by data subjects (data exporter to provider reasonable prior written notice of such limitations to data importer). The purpose limitation also applies to any subsequent use of personal data, including disclosing of personal data to third parties.

Data quality and proportionality: Personal data must be accurate and, where necessary, kept up to date. The personal data must be adequate, relevant and not excessive in relation to the purposes for which they are transferred and further processed.

Transparency: Data importer shall fulfill its obligations to provide data subjects with information necessary to ensure fair processing (such as information about the purposes of processing, about recipients, about privacy rights), unless such information has already been given by the data exporter.

Security and confidentiality: Technical and organizational security measures shall be taken by the Cytokinetics that are appropriate to the risks, such as against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, presented by the processing. This may include:

-
Organizational controls designed to maintain a controlled environment, such as [*].
-
Physical access controls designed to prevent unauthorized persons from gaining access to data processing facilities and devices, such as [*].

-
Disclosure and input controls designed to prevent personal data from being read, copied, altered or removed without authorization.
-
Availability and resilience controls designed to protect personal data against unauthorized destruction or loss.

For sensitive personal data (i.e., special categories of personal data according to Art. 9 of GDPR and Art. 2, Paragraph 3 of Act on the Protection of Personal Information of Japan), the data importer shall take additional measures (e.g., relating to security) as are reasonably appropriate and designed to protect sensitive personal data, e.g., encryption of data in transit and data at rest while in data importer’s possession.

Data used for marketing purposes (if applicable under this Agreement): Where data are processed for the purposes of direct marketing, effective procedures should exist allowing the data subject at any time, as required by Applicable Law, to “opt-out” from having his data used for such purposes.

Automated decisions (if applicable under this Agreement): For purposes hereof, “automated decision” shall mean a decision which produces legal effects concerning a data subject or significantly affects a data subject and which is based solely on automated processing of personal data intended to evaluate certain personal aspects relating to him, such as his performance at work, creditworthiness, reliability, conduct, etc. Except as otherwise permitted by Applicable Law, the data importer shall not make any automated decisions concerning data subjects, except when such decisions are made by the data importer in entering into or performing a contract with the data subject, and the data subject is given an opportunity to discuss the results of a relevant automated decision with a representative of the Parties making such decision or otherwise to make representations to that Parties.

(ix)
Additional Data Transfer Safeguards. To the extent consistent with a Party’s obligations under Applicable Laws governing Personal Data, with respect to Human Data, each Party is prohibited from providing Personal Data or access to Personal Data to Governmental Authorities based on non-compulsory, voluntary requests. In case a Party transfers Human Data in a pseudonymized manner to the other Party, the transferring Party shall (i) store the pseudonymization keys (if available to the transferring Party) only within the European Economic Area (EEA) or within a country for which the European Commission has decided that it ensures an adequate level of protection; and (ii) not provide the receiving Party with access to the pseudonymization keys unless required by Applicable Law.

(c)
The Party disclosing Human Data to the other Party shall do so only via communication channels designed to be secure.
(d)
Privacy obligations of Receiving Party. Without limitation as to other obligations set forth in this Agreement, the Parties agree to the following:
(i)
The Recipient receiving Employee Data and Human Data from the Discloser may only use those as required for or permitted by the purposes of this Agreement.
(ii)
Recipient is responsible to meet its obligations under Applicable Laws governing Personal Data when using received Human Data which qualifies as Personal Data; Recipient is in this respect a data controller as defined in the GDPR.
(iii)
Except as otherwise required by Applicable Law, Recipient shall refrain from any attempt to identify the donor and/or data subject of the Human Data; this includes that Human Data shall not be supplemented or combined with any information which de-facto allows for a re-identification.
(iv)
Recipient shall implement appropriate technical and organizational measures designed to protect the Human Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, and which provide a level of security appropriate to the risk represented by the processing and the nature of the data to be protected. This includes maintaining measures designed to restrict access to Human Data to a need-to-know level as appropriate to the Human Data and the processing activities.
(v)
Recipient shall notify the Discloser without undue delay in the event that Recipient becomes aware of a breach of Applicable Laws governing Personal Data in the context of activities related to the Agreement.
(vi)
Recipient shall be responsible for responding to any enquiries and requests it receives from a data subject relating to the processing of his/her Personal Data and the exercise of his/her data privacy rights under governing Applicable Laws without undue delay; Discloser shall upon request of Recipient reasonably support Recipient in handling such enquiries.
16.15
Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, each Party hereby acknowledges and agrees that in the event of the other Party’s actual or threatened breach of any provision of this Agreement relating to Confidential Information or intellectual property rights (including, Article 10 and Article 13), the non-breaching Party may suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the non-breaching Party for such injury. Accordingly, each Party agrees that the non-breaching Party shall have the right to enforce this Agreement and any of such provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the non-breaching Party may have for a breach of this Agreement.
16.16
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered shall be deemed to be original signatures, shall be valid and binding upon the Parties, and, upon delivery, shall constitute due execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

Cytokinetics, Incorporated		Bayer Consumer Care AG

By:	/s/ Robert I. Blum	By:	/s/ Pascal Burgin

Name:	Robert I. Blum	Name:	Pascal Bürgin

Title:	President & Chief Executive Officer		Head of Law, Patents and Compliance Switzerland

Date:	11/18/2024	Date:	11/18/2024

By:	/s/ Jurgen Eckhardt

Name:	Jürgen Eckhardt

Head of Pharma Business Development, Licensing & Open Innovation, Member of Executive Committee Bayer Pharmaceuticals

Date:	11/19/2024

[Signature Page to Collaboration and License Agreement]

SCHEDULES OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K

Schedule 1.1 – ACACIA-HCM Startup Costs

Schedule 2.2 – Alliance Managers

Schedule 2.3 – JSC Representatives

Schedule 2.4 – JDC Representatives

Schedule 2.6 – JMC Representatives

Schedule 3.2(a) – ACACIA-HCM and CEDAR-HCM

Schedule 3.2(b) – Initial Development Plan

Schedule 3.3(a) – Global Development Concepts

Schedule 3.9 – CMC Quality Topic

Schedule 3.10 – Technology Transfer Plan

Schedule 5.3(a) – Global Medical Affairs Concepts

Schedule 6.3 – Required Elements of the Commercialization Plan

Schedule 6.4 – Commercialization Target Plan

Schedule 6.5(a) – Global Commercialization Concepts

Schedule 7.1(a) – Key Commercial Supply Terms for Compound

Schedule 7.1(c) – Clinical Supply Terms

Schedule 11.2(b) – Exclusions to Section 11.2(b) (Notice of Infringement or Misappropriation)

Schedule 11.2(c) – Exclusions to Section 11.2(c) (No Proceedings)

Schedule 11.2(d) – Exclusions to Section 11.2(d)(Third Party Activities)

Schedule 11.2(i) – Existing Cytokinetics Patents and Licensed Product Trademarks

Schedule 11.2(d) – Exclusions to Section 11.2(d) (Infringement and Misappropriation)

Schedule 14.5(c) – Reversion License Consideration Arbitration Provisions